                                                                    EXHIBIT 10.1

CONFIDENTIAL                                                      EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                 by and between

                                IDEX CORPORATION

                                       and

                               NOVA HOLDINGS, LLC

                                November 13, 2007

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I - PURCHASE AND SALE OF THE SUBJECT SHARES; CLOSING.............     1
   Section 1.1.  Certain Definitions.....................................     1
   Section 1.2.  Purchase and Sale of the Subject Shares.................    10
   Section 1.3.  Purchase Price..........................................    10
   Section 1.4.  Closing.................................................    10
   Section 1.5.  Certain Payments and Deliverables at Closing............    10
   Section 1.6.  Adjustments to Estimated Purchase Price.................    11

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER....................    13
   Section 2.1.  The Subject Shares......................................    13
   Section 2.2.  Existence; Good Standing; Authority.....................    13
   Section 2.3.  Capitalization..........................................    14
   Section 2.4.  Subsidiaries............................................    15
   Section 2.5.  No Conflict; Consents...................................    16
   Section 2.6.  Financial Statements....................................    16
   Section 2.7.  Ordinary Course Operations; Absence of Certain Changes..    18
   Section 2.8.  Litigation..............................................    20
   Section 2.9.  Taxes...................................................    20
   Section 2.10. Employee Benefit Plans..................................    21
   Section 2.11. Real and Personal Property..............................    23
   Section 2.12. Labor and Employment Matters............................    24
   Section 2.13. Contracts and Commitments...............................    25
   Section 2.14. Intellectual Property...................................    27
   Section 2.15. Environmental Matters...................................    31
   Section 2.16. Brokers.................................................    32
   Section 2.17. Insurance...............................................    32
   Section 2.18. Compliance with Laws....................................    32
   Section 2.19. Licenses and Permits....................................    32
   Section 2.20. Affiliate Transactions..................................    33
   Section 2.21. Customers; Suppliers....................................    33
   Section 2.22. Disclaimer of Other Representations and Warranties;
                 Knowledge; Full Disclosure..............................    33

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER....................    34
   Section 3.1.  Existence; Good Standing; Authority.....................    34
   Section 3.2.  No Conflict.............................................    35
   Section 3.3.  Consents and Approvals..................................    35
   Section 3.4.  Financing...............................................    35
   Section 3.5.  Litigation..............................................    35
   Section 3.6.  Brokers.................................................    35
   Section 3.7.  Investment Intent.......................................    35
   Section 3.8.  Inspection; No Other Representations....................    36

ARTICLE IV - CERTAIN AGREEMENTS..........................................    36
   Section 4.1.  Conduct of Business Prior to Closing....................    36
   Section 4.2.  Access to Information...................................    38
   Section 4.3.  Confidentiality.........................................    39
   Section 4.4.  Efforts; Regulatory and Other Authorizations; Consents..    39
   Section 4.5.  Further Action..........................................    41
   Section 4.6.  Press Releases..........................................    41
   Section 4.7.  No Solicitation.........................................    42
   Section 4.8.  Certain Updates.........................................    42
   Section 4.9.  Notices of Certain Events...............................    42
   Section 4.10. Conveyance Taxes........................................    43
   Section 4.11. Payoff Letters and Invoices.............................    44
   Section 4.12. Books and Records.......................................    44
   Section 4.13. Audited Closing Financial Statements....................    44
   Section 4.14. Payment of 2007 Staff Bonuses...........................    45
   Section 4.15. Tax Matters.............................................    45
   Section 4.16. Estoppel Certificates...................................    47
   Section 4.17. Benefit Plan Matters....................................    47
   Section 4.18. Insurance...............................................    48
   Section 4.19. WTW/Pinnacle............................................    48

ARTICLE V - CONDITIONS TO CLOSING........................................    48
   Section 5.1.  Conditions to Obligations of Seller.....................    48
   Section 5.2.  Conditions to Obligations of Buyer......................    49

ARTICLE VI - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW;
             INDEMNIFICATION.............................................    52
   Section 6.1.  Survival................................................    52
   Section 6.2.  Escrow Amount...........................................    52
   Section 6.3.  Indemnification by Seller...............................    52
   Section 6.4.  Indemnification by Buyer................................    56
   Section 6.5.  Treatment of Indemnity Payments.........................    59
   Section 6.6.  No Contribution.........................................    59
   Section 6.7.  Remedies Exclusive......................................    59
   Section 6.8.  Calculation of Losses...................................    59

ARTICLE VII - TERMINATION................................................    59
   Section 7.1.  Termination.............................................    59
   Section 7.2.  Effect of Termination...................................    60

ARTICLE VIII - GENERAL PROVISIONS........................................    60
   Section 8.1.  Notices.................................................    60
   Section 8.2.  Disclosure Schedules....................................    61
   Section 8.3.  Entire Agreement........................................    62
   Section 8.4.  Amendment; Waivers......................................    62
   Section 8.5.  Assignment..............................................    62
   Section 8.6.  No Agreement Until Executed.............................    62

   Section 8.7.  Interpretation..........................................    62
   Section 8.8.  Fees and Expenses.......................................    63
   Section 8.9.  Governing Law...........................................    63
   Section 8.10. Consent to Jurisdiction; WAIVER OF JURY TRIAL...........    63
   Section 8.11. Mutual Drafting.........................................    63
   Section 8.12. Miscellaneous...........................................    64
   Section 8.13. Severability............................................    64

Exhibits

Exhibit A - Form of Escrow Agreement
Exhibit B - Form of Latham & Watkins LLP Legal Opinion
Exhibit C - Form of Barbookles Consulting Agreement
Exhibit D - Form of Key Employee Employment Agreement
Exhibit E - Form of General Release
Exhibit F - Form of Seller Noncompetition Agreement
Exhibit G - Form of VC Noncompetition Agreement
Exhibit H - Form of Goodwin Procter LLP Legal Opinion
Exhibit I - Form of Estoppel Certificate

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of November 13, 2007, by and between Nova Holdings, LLC, a limited liability company organized under the laws of the State of Delaware ("Seller"), and IDEX Corporation, a corporation organized under the laws of the State of Delaware ("Buyer"). Certain terms used in this Agreement are defined in Section 1.1 hereof.

     WHEREAS, Seller owns beneficially and of record all the issued and outstanding capital stock (the "Subject Shares") of Nova Technologies Corporation, a corporation organized under the laws of the State of Delaware (the "Company"); and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Subject Shares, free and clear of all Encumbrances (other than Permitted Encumbrances and restrictions under applicable securities laws), on the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

          ARTICLE I - PURCHASE AND SALE OF THE SUBJECT SHARES; CLOSING

SECTION 1.1. CERTAIN DEFINITIONS. For purposes of this Agreement:

          (a) "2007 Staff Bonuses" has the meaning set forth in Section 4.1(i).

          (b) "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Person's indication of interest in, (i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company or any of its Subsidiaries (other than sales of inventory in the ordinary course of business), (ii) the issuance, disposition or acquisition of
(a) any capital stock or other equity security of the Company or any of its Subsidiaries, (b) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock or other equity security of the Company or any of its Subsidiaries, or (c) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any of its Subsidiaries, or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving the Company or any of its Subsidiaries.

          (c) "Affiliate" means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this Agreement, "control" means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through ownership of voting securities, Contract or otherwise.

          (d) "Agreement" has the meaning set forth in the preamble.

          (e) "Analytics" has the meaning set forth in Section 4.17(a).

          (f) "Audited Closing Financial Statements" has the meaning set forth in Section 4.13.

          (g) "Base Balance Sheet" has the meaning set forth in Section 2.6(b).

          (h) "Base Working Capital" means $19,440,000.

          (i) "Benefit Plans" has the meaning set forth in Section 2.10(a).

          (j) "Business Day" means any day other than Saturday, Sunday or a day on which banks in Boston, Massachusetts or Chicago, Illinois are required to be closed.

          (k) "Buyer" has the meaning set forth in the preamble.

          (l) "Buyer Claim" has the meaning set forth in Section 6.3(d).

          (m) "Buyer Closing Certificate" has the meaning set forth in Section 5.1(g).

          (n) "Buyer Indemnified Parties" mean: (i) Buyer; (ii) Buyer's current and future Affiliates (including the Company and its Subsidiaries); (iii) the respective Representatives of the Persons referred to in clauses "(i)" and "(ii)" above; and (iv) the respective heirs, representatives, successors and assigns of the Persons referred to in clauses "(i)," "(ii)" and "(iii)" above.

          (o) "Cash" means (i) the cash held in deposit accounts, including money market accounts (plus an amount equal to the aggregate sum of any uncashed checks or EFT transfers to be deposited in such deposit accounts and less an amount equal to the aggregate sum of any outstanding uncashed checks or EFT transfers drawn on all such deposit accounts), of the Company and its Subsidiaries, (ii) cash equivalents (including marketable securities) held by the Company and its Subsidiaries, and (iii) any "restricted" cash or cash deposits held by third parties in support of obligations comprising Indebtedness for purposes of this Agreement.

          (p) "Chosen Courts" has the meaning set forth in Section 8.10.

          (q) "Closing" means the consummation of the purchase and sale of the Subject Shares as provided in Section 1.4 below.

          (r) "Closing Cash" means Cash as of the close of business on the day immediately preceding the Closing Date.

          (s) "Closing Date" has the meaning set forth in Section 1.4.

          (t) "Closing Date Schedule" has the meaning set forth in Section
1.6(b).

          (u) "Closing Indebtedness" means Indebtedness as of the close of business on the day immediately preceding the Closing Date.

          (v) "Closing Net Working Capital" means the Net Working Capital as of the close of business on the day immediately preceding the Closing Date.

          (w) "COBRA" means the provisions of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and all regulations thereunder.

          (x) "Code" means the Internal Revenue Code of 1986, as amended.

          (y) "Company" has the meaning set forth in the preamble.

          (z) "Company Charter" has the meaning set forth in Section 2.2(b).

          (aa) "Company By-laws" has the meaning set forth in Section 2.2(b).

          (bb) "Company Intellectual Property" has the meaning set forth in
Section 2.14(b).

          (cc) "Company Licensed Intellectual Property" has the meaning set forth in Section 2.14(b).

          (dd) "Company Owned Intellectual Property" has the meaning set forth in Section 2.14(a).

          (ee) "Company Registered Intellectual Property" has the meaning set forth in Section 2.14(a).

          (ff) "Company Transaction Expenses" means: (i) the legal fees and disbursements payable to legal counsel and accountants of the Company or any of its Subsidiaries that are incurred by the Company or any of its Subsidiaries prior to the Closing and that are payable by the Company or its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or the performance or consummation of the transactions contemplated by this Agreement; (ii) any bonuses or severance payments to be paid to any director, officer or employee of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (excluding the 2007 Staff Bonuses) and any payroll taxes incurred by the Company or any of its Subsidiaries in connection therewith; and (iii) all other miscellaneous expenses or costs, in each case, incurred by the Company or any of its Subsidiaries prior to the Closing and that are payable by the Company or any of its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or the performance or consummation of the transactions contemplated by this Agreement but in each case only to the extent they have not been paid by the Company in Cash on or prior to the close of business on the day immediately preceding the Closing Date.

          (gg) "Condor" means Condor Solutions, Inc., an Alabama corporation.

          (hh) "Condor Agreements" means the Agreement for the Purchase of Assets and Development Obligations by and among Condor, Alan Petroff and ADS LLC, dated as of October 31, 2007, the Bill of Sale, Assignment and Assumption by and among Condor, Alan Petroff and ADS LLC, dated as of October 31, 2007, the Assignment Agreement executed by

Condor as of October 31, 2007, and the Consultant and Intellectual Property Agreement by and among Condor, Alan Petroff and ADS LLC, dated as of October 31, 2007, each in the form delivered to Buyer on the date of this Agreement.

          (ii) "Confidentiality Agreement" has the meaning set forth in Section 4.3.

          (jj) "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

          (kk) "Contract" means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other binding arrangement, whether oral or written.

          (ll) "Creditor" means any Person to whom Indebtedness is owed.

          (mm) "Current Assets" means the aggregate dollar amount of all assets properly characterized as current assets of the Company and its Subsidiaries under the Specified Accounting Principles.

          (nn) "Current Liabilities" means the aggregate dollar amount of all liabilities properly characterized as current liabilities of the Company and its Subsidiaries under the Specified Accounting Principles.

          (oo) "DOJ" has the meaning set forth in Section 4.4(b)(i).

          (pp) "Dispute Notice" has the meaning set forth in Section 1.6(c).

          (qq) "Encumbrances" has the meaning set forth in Section 1.5(b)(iii).

          (rr) "Environmental Requirements" has the meaning set forth in Section 2.15(a).

          (ss) "ERISA" has the meaning set forth in Section 2.10(a).

          (tt) "ERISA Affiliate" shall mean a trade or business, whether or not incorporated, which is deemed to be in common control or affiliated with the Company or any of its Subsidiaries within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m), or (o) of the Code.

          (uu) "Escrow Agent" has the meaning set forth in Section 1.5(b)(ii).

          (vv) "Escrow Agreement" means the escrow agreement in the form attached hereto as Exhibit A.

          (ww) "Escrow Amount" has the meaning set forth in Section 1.5(b)(ii).

          (xx) "Estimated Closing Cash" has the meaning set forth in Section 1.6(a).

          (yy) "Estimated Closing Net Working Capital" has the meaning set forth in Section 1.6(a).

          (zz) "Estimated Overage" has the meaning set forth in Section 1.6(a).

          (aaa) "Estimated Purchase Price" has the meaning set forth in Section 1.3.

          (bbb) "Estimated Underage" has the meaning set forth in Section
1.6(a).

          (ccc) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (ddd) "Expert Calculations" has the meaning set forth in Section
1.6(d).

          (eee) "Financial Statements" has the meaning set forth in Section 2.6.

          (fff) "FTC" has the meaning set forth in Section 4.4(b)(i).

          (ggg) "GAAP" means generally accepted accounting principles as applied in the United States on a consistent basis.

          (hhh) "Governmental Authority" has the meaning set forth in Section 2.5(a).

          (iii) "Governmental Authorization" means any approval, certificate, clearance, consent, license, permit, qualification, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

          (jjj) "Hazardous Substances" has the meaning set forth in Section 2.15(a).

          (kkk) "HSR Act" has the meaning set forth in Section 2.5(b).

          (lll) "Indebtedness" means the following liabilities and obligations of the Company and its Subsidiaries (without duplication): (a) any indebtedness (and any PIK, deferred or other interest and any prepayment premiums with respect thereto) for money borrowed, including that evidenced by notes, bonds, indentures, debentures or other instruments; (b) any outstanding obligations under capital leases and purchase money obligations; (c) any amounts owed with respect to drawn letters of credit; (d) any reimbursement obligations, foreign exchange contracts and arrangements designed to provide protection against fluctuations in interest or currency exchange rates, including amounts payable to unwind such contracts or arrangements (including termination fees, prepayment penalties, break fees and the like); (e) any outstanding guarantees of obligations of the type described in clauses "(a)" through "(d)" above; and (f) an additional $1,200,000.00 (representing the agreed-upon portion of the payments required to be made by the Company or its Subsidiaries from and after the date of this Agreement under the Condor Agreements to be borne by Seller).

          (mmm) "Intellectual Property" means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, and all improvements thereto, (ii) national and multinational statutory invention registrations, patents and patent applications (including all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world; (iii) registered and unregistered trademarks, service marks, brand names, trade names, service names, trade dress, domain names, and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith; (iv) copyrights in both published and unpublished works and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression; (v) mask work rights and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world; (vi) designs, whether or not registered, and any design patents or design patent applications; (vii) trade secrets, rights under applicable trade secret laws, and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists), technology and know-how (including manufacturing and production processes and techniques and research and development information); (viii) rights in databases and data collections (including knowledge databases, customer lists and customer databases) in the United States and all other nations throughout the world, whether registered or unregistered, and any applications for registration therefore; (ix) computer software (including source code, object code, firmware, operating systems and specifications); (x) all rights in all of the foregoing provided by treaties, conventions and common law, (xi) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing, and (xii) any other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

          (nnn) "Invoice" has the meaning set forth in Section 4.11.

          (ooo) "IRS" has the meaning set forth in Section 2.9(c).

          (ppp) "Key Employee" has the meaning set forth in Section 5.2(i)(iii).

          (qqq) "Leased Real Property" has the meaning set forth in Section 2.11(b).

          (rrr) "Leases" has the meaning set forth in Section 2.11(b).

          (sss) "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

          (ttt) "Legal Requirement" means any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, as amended unless expressly specified otherwise.

          (uuu) "Losses" of a Person means any and all actual out of pocket losses, liabilities, damages, injury, claims, settlements, awards, fines, penalties, judgments, costs (including costs incurred in connection with any Legal Proceeding including for the purpose of enforcing this Agreement, and any interest paid) and expenses (including the reasonable fees and expenses of advisors and experts, including attorneys) of any nature actually suffered or incurred by such Person and which such Person is entitled to recover under applicable Legal Requirements.

          (vvv) "Material Adverse Effect" means any change, event, effect, condition, circumstance, state of facts or development that (a) has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) has prevented or materially delayed (or would reasonably be expected to prevent or materially delay) the ability of Seller to consummate the sale of the Subject Shares, as contemplated by this Agreement; provided, however, that none of the following constitute, in and of themselves, a Material Adverse Effect: (i) any change, event, effect, condition, circumstance, state of facts or development that is the result of factors generally affecting the industries or markets in which the Company or any of its Subsidiaries participates; (ii) any adverse change, effect or circumstance arising solely out of or resulting solely from the announcement or pendency of the transactions contemplated by this Agreement, including actions of competitors or any delays or cancellations for services or losses of employees, vendors or customers; (iii) any change in Legal Requirements or GAAP or the interpretation thereof by any applicable standards body; (iv) any Company Transaction Expenses; (v) any action taken at the request of Buyer (other than pursuant to a waiver of a covenant herein); (vi) any failure of the Company to meet any projection or forecast prior to the Closing (it being understood that this clause "(vi)" shall not preclude the underlying cause of any such failure to meet projections or forecasts from being taken into account in determining whether there has been a Material Adverse Effect); and
(vii) any change, event, effect, condition, circumstance, state of facts or development that affects the U.S. economy or any foreign economies where the Company and its Subsidiaries have material operations or sales or that result from natural disasters, acts of war or terrorism (but, with respect to each of clauses "(i)," "(iii)" and "(vii)," only if any such changes, events, effects, conditions, circumstances, states of facts or developments do not, individually or in the aggregate, have a materially disproportionate adverse impact on the Company or any of its Subsidiaries relative to other Persons in similar industries or markets).

          (www) "Material Contract" has the meaning set forth in Section 2.13.

          (xxx) "Matter" has meaning set forth in Section 4.8.

          (yyy) "Maximum Amount" has the meaning set forth in Section
6.3(b)(ii).

          (zzz) "Net Working Capital" means Current Assets minus Current Liabilities.

          (aaaa) "Neutral Auditor" has the meaning set forth in Section 1.6(d).

          (bbbb) "Outside Date" has the meaning set forth in Section 7.1(f).

          (cccc) "Payoff Letter" has the meaning set forth in Section 4.11.

          (dddd) "Pension Plan" has the meaning set forth in Section 2.10(e).

          (eeee) "Permitted Encumbrances" means (i) liens for Taxes or other governmental charges, assessments or levies that are not delinquent or are being disputed in good faith, (ii) landlord's, mechanic's, carrier's, workmen's, repairmen's or other similar liens arising or incurred in the ordinary course of business that do not materially detract from the value of the property encumbered thereby, but solely to the extent there exists an accrual therefore on the Base Balance Sheet or, if incurred after the date of the Base Balance Sheet, there exists an accrual therefore in the determination of Current Liabilities in connection with the final resolution of Closing Net Working Capital pursuant to Section 1.6 hereof, and (iii) with respect to real property only, minor imperfections of title, conditions, easements and reservations of rights, including easements and reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, encroachments, covenants and restrictions. Notwithstanding the foregoing, any lien for Indebtedness as of the Closing will not be deemed to be a Permitted Encumbrance.

          (ffff) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Exchange Act).

          (gggg) "Pre-Closing Period" has the meaning set forth in Section 4.1.

          (hhhh) "Pre-Closing Tax Period" has the meaning set forth in Section 6.3(a).

          (iiii) "Prohibited Transaction" shall have the meaning set forth in ERISA Section 406 and Code Section 4975.

          (jjjj) "Purchase Price" has the meaning set forth in Section 1.2.

          (kkkk) "Related Person" has the meaning set forth in Section 2.20.

          (llll) "Representatives" means a Person's officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

          (mmmm) "Review Period" has the meaning set forth in Section 1.6(c).

          (nnnn) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          (oooo) "Seller" has the meaning set forth in the preamble.

          (pppp) "Seller Certificate" has the meaning set forth in Section
2.2(a).

          (qqqq) "Seller Claim" has the meaning set forth in Section 6.4(d).

          (rrrr) "Seller Closing Certificate" has the meaning set forth in
Section 5.2(i)(x).

          (ssss) "Seller Indemnified Parties" mean: (i) Seller; (ii) Seller's current and future Affiliates (but excluding the Company and its Subsidiaries);
(iii) the respective Representatives of the Persons referred to in clauses "(i)" and "(ii)" above; and (iv) the respective successors and assigns of the Persons referred to in clauses "(i)," "(ii)" and "(iii)" above.

          (tttt) "Seller Licenses" has the meaning set forth in Section 2.19.

          (uuuu) "Seller LLC Agreement" has the meaning set forth in Section 2.2(a).

          (vvvv) "Senior Management Employee" has the meaning set forth in
Section 2.7(a).

          (wwww) "Specified Accounting Principles" has the meaning set forth in
Section 1.6(a).

          (xxxx) "Straddle Period" has the meaning set forth in Section 6.3(a).

          (yyyy) "Subject Shares" has the meaning set forth in the preamble.

          (zzzz) "Subsidiary" means any corporation at least fifty percent (50%) of whose outstanding voting securities, or any partnership, joint venture or other entity at least fifty percent (50%) of whose total equity interest, is directly or indirectly owned by the Company.

          (aaaaa) "Tax" or "Taxes" means all taxes, duties, or similar governmental charges, levies, imposts, withholdings or charges (including net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, duties, charges, levies, imposts withholdings or charges of any kind whatsoever) whenever and by whatever Governmental Authority imposed, whether or not any such taxes, duties, charges, levies, imposts or withholdings are directly or primarily chargeable against or to the Company or any of its Subsidiaries, together with in any such case any interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such Taxes and any additions to tax or additional amounts with respect thereto.

          (bbbbb) "Tax Returns" shall mean any report, return, document or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

          (ccccc) "Threshold Amount" has the meaning set forth in Section 6.3(b)(i).

          (ddddd) "Update" has the meaning set forth in Section 4.8.

          (eeeee) "WTW/Pinnacle Current Assets" has the meaning set forth in
Section 4.19.

          (fffff) "WTW/Pinnacle Current Liabilities" has the meaning set forth in Section 4.19.

SECTION 1.2. PURCHASE AND SALE OF THE SUBJECT SHARES. Subject to the terms and conditions set forth in this Agreement and in reliance on the representations and warranties contained herein, at the Closing, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the Subject Shares, free and clear of all Encumbrances (other than Permitted Encumbrances and restrictions under applicable securities laws), for the Estimated Purchase Price set forth in
Section 1.3, as adjusted pursuant to Section 1.6 (such purchase price, as finally adjusted pursuant to Section 1.6, the "Purchase Price").

SECTION 1.3. PURCHASE PRICE. The aggregate purchase price to be paid at the Closing for the Subject Shares shall be an amount equal to (i) One Hundred Fifty Eight Million Five Hundred Thousand Dollars ($158,500,000.00), plus (ii) Estimated Closing Cash, minus (iii) Closing Indebtedness, minus (iv) the Company Transaction Expenses, and plus or minus, as applicable, (v) the Estimated Overage or Estimated Underage, respectively (the sum of the amounts described in clauses "(i)" through "(v)," the "Estimated Purchase Price").

SECTION 1.4. CLOSING. The Closing shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, at, and shall be deemed to be effective as of, 8:00 a.m. local time on a date to be specified by the parties, which shall be no later than five (5) Business Days following the satisfaction or waiver of the last of the conditions set forth in Article V to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time or such other place as Buyer and Seller may mutually determine. The date of the Closing is referred to herein as the "Closing Date."

SECTION 1.5. CERTAIN PAYMENTS AND DELIVERABLES AT CLOSING.

          (a) At the Closing, Seller will deliver or cause to be delivered to Buyer or its Representatives stock certificate(s) evidencing all of the Subject Shares, in each case duly endorsed in blank or accompanied by stock powers duly executed in blank.

          (b) At the Closing, Buyer shall:

                    (i) deliver to Seller the Estimated Purchase Price (less the Escrow Amount) via wire transfer of immediately available funds to the account or accounts specified in writing by Seller to Buyer no later than three (3) Business Days prior to the Closing Date;

                    (ii) deposit with Wells Fargo Bank, N.A. (the "Escrow Agent"), as the escrow agent under the Escrow Agreement, $12,500,000 of the Estimated Purchase Price (the "Escrow Amount"), by wire transfer of immediately available funds to the account or accounts previously specified in writing by the Escrow Agent, such amount to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement;

                    (iii) pay to each Creditor, an amount equal to such Creditor's respective portion of the Closing Indebtedness in full satisfaction thereof and as necessary to cause the release, in connection with such repayment, of any security interest, mortgage, pledge, lien, conditional sale agreement, security title, right of first refusal, right of first offer, preemptive right or other encumbrance, restriction or charge of any nature (collectively, "Encumbrances") securing such Indebtedness as set forth in such Creditor's Payoff Letter; and

                    (iv) pay to each Person to whom the Company or any of its Subsidiaries owes a Company Transaction Expense the amount of such Company Transaction Expense as set forth in such Person's Invoice.

SECTION 1.6. ADJUSTMENTS TO ESTIMATED PURCHASE PRICE.

          (a) No later than three (3) Business Days prior to the Closing Date, for purposes of determining the Estimated Purchase Price, Seller shall deliver to Buyer Seller's good-faith estimates of Closing Cash ("Estimated Closing Cash") and Closing Net Working Capital ("Estimated Closing Net Working Capital"), such estimates to be (i) subject to the approval of Buyer, such approval not to be unreasonably withheld, conditioned or delayed, and (ii) based on the Company's books and records and other information then available and prepared in accordance with the accounting principles, policies, methodologies and procedures set forth on Schedule 1.6(a) attached hereto (the "Specified Accounting Principles"). Seller shall deliver to Buyer all reasonably requested relevant backup materials, in detail reasonably requested by Buyer, together with a certification, signed on behalf of Seller by its Chief Executive Officer and confirming that such estimates have been prepared in good faith in accordance with the Specified Accounting Principles, concurrently with the delivery of such estimates. As provided in Section 1.3 hereof, the Estimated Purchase Price shall be adjusted, dollar for dollar, up or down, as appropriate, to the extent that the Estimated Closing Net Working Capital either (I) exceeds the Base Net Working Capital (such excess the "Estimated Overage") or (II) is less than the Base Net Working Capital (such shortfall, the "Estimated Underage"), as applicable.

          (b) No later than thirty (30) days following the delivery of the Audited Closing Financial Statements to Buyer as provided in Section 4.12 hereof, Buyer shall cause to be prepared in accordance with the Specified Accounting Principles a statement (the "Closing Date Schedule") setting forth in reasonable detail Buyer's calculation of Closing Cash and Closing Net Working Capital, and shall deliver the Closing Date Schedule to Seller. Buyer shall deliver to Seller all reasonably requested relevant backup materials, in detail reasonably requested by Seller, together with a certification, signed on behalf of Buyer by its Controller and confirming that such Closing Date Schedule has been prepared in good faith in accordance with the Specified Accounting Principles, concurrently with the delivery of such schedule.

          (c) If Seller disputes the calculation of any component of Closing Cash or Closing Net Working Capital set forth in the Closing Date Schedule, then Seller may deliver a written notice (a "Dispute Notice") to Buyer at any time during the twenty (20) day period commencing upon receipt by Seller of the Closing Date Schedule (the "Review Period"). The Dispute Notice shall set forth in reasonable detail the basis for any dispute as well as Seller's calculation of the disputed component, which shall be done in good faith in accordance with the Specified Accounting Principles. If Seller does not deliver a Dispute Notice prior to the expiration of the Review Period, then Buyer's determination of Closing Cash and Closing Net Working Capital set forth in the Closing Date Schedule shall be deemed final and binding on Seller and Buyer for all purposes of this Agreement.

          (d) If Seller delivers a Dispute Notice to Buyer prior to the expiration of the Review Period, then Seller and Buyer shall use commercially reasonable efforts to reach agreement on each component of Closing Cash and Closing Net Working Capital that is in dispute. If Seller and Buyer are unable to reach agreement on the final resolution of each component of Closing Cash and Closing Net Working Capital that is in dispute within thirty (30) days after the end of the Review Period, then either party shall have the right to refer such dispute to Ernst & Young LLP to resolve such dispute (the "Neutral Auditor"). In connection with the resolution of any such dispute by the Neutral Auditor: (i) each of Seller and Buyer shall have a reasonable opportunity to meet with the Neutral Auditor to provide their views as to any issues with respect to the calculation of any of Closing Cash and Closing Net Working Capital that are unresolved from the Dispute Notice; (ii) the Neutral Auditor shall determine Closing Cash and Closing Net Working Capital in accordance with the Specified Accounting Principles within thirty (30) days of such referral, and upon reaching such determination shall deliver a copy of its calculations (the "Expert Calculations") to Seller and Buyer; and (iii) Closing Cash and Closing Net Working Capital, as determined by the Neutral Auditor shall, absent fraud or manifest error, be binding upon the parties. In performing the Expert Calculations, the Neutral Auditor (i) shall be limited to addressing any particular disputes referred to in the Dispute Notice and (ii) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by Seller or Buyer, and no less than the lower amount calculated by Seller or Buyer, as the case may be. The Expert Calculations shall reflect in detail the differences, if any, between Closing Cash and Closing Net Working Capital reflected therein and Closing Cash and Closing Net Working Capital set forth in the Closing Date Schedule. If such a review is conducted, then the party (i.e., Buyer, on the one hand, or Seller, on the other hand) whose last proposed offer for the settlement of the items in dispute, taken as a whole, was farther away from the final determination by the Neutral Auditor pursuant to this Section 1.6(d), shall pay all fees and expenses associated with such review.

          (e) No later than three (3) Business Days following the final determination of Closing Cash and Closing Net Working Capital pursuant to
Section 1.6(c) and (d):

                    (i) if the sum of Closing Cash and Closing Net Working Capital, as finally determined pursuant to Section 1.6(c) and Section 1.6(d), exceeds the sum of Estimated Closing Cash and Estimated Closing Net Working Capital, then Buyer shall pay the amount of such excess to Seller; and

                    (ii) if the sum of Closing Cash and Closing Net Working Capital, as finally determined pursuant to Section 1.6(c) and Section 1.6(d), is less than the sum of Estimated Closing Cash and Estimated Closing Net Working Capital, then the parties will cause an amount equal to such shortfall to be released to Buyer from the Escrow Amount, in accordance with the terms of the Escrow Agreement.

All payments described in this Section 1.6(e) shall be made by wire transfer of immediately available funds to the account or accounts previously specified in writing by the recipient party.

SECTION 1.7 TREATMENT OF ESCROW AMOUNT. Buyer, the Company, and Seller agree for all tax purposes that: (i) the right of Seller to the Escrow Amount shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate; (ii) if and to the extent any amount of the Escrow Amount is actually distributed to Seller, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code; (iii) Buyer shall be treated as the owner of the Escrow Amount, and all interest and earnings earned from the investment and reinvestment of the Escrow Amount, or any portion thereof, shall be allocable to Buyer pursuant to Section 468B(g) of the Code; and (iv) in no event shall the total amount of the Escrow Amount and any interest and earnings earned thereon paid to Seller under this Agreement exceed an amount to be designated by Seller prior to the Closing. Clause (iv) of the immediately preceding sentence is intended to ensure that the right of Seller to the Escrow Amount and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under
Section 453 of the Code and the Treasury Regulations promulgated thereunder.

              ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby makes to Buyer the representations and warranties contained in this Article II.

SECTION 2.1. THE SUBJECT SHARES. Seller owns of record and beneficially all of the Subject Shares. The Subject Shares are, and when delivered by Seller to Buyer pursuant to this Agreement will be, free and clear of any and all Encumbrances (other than Permitted Encumbrances and restrictions under applicable securities laws).

SECTION 2.2. EXISTENCE; GOOD STANDING; AUTHORITY.

          (a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite limited liability company power and authority to own, operate, and lease its properties and carry on its business as currently conducted. The copies of Seller's Certificate of Formation (the "Seller Certificate") and Limited Liability Company Agreement, including Seller's by-laws (the "Seller LLC Agreement"), each as amended to date and made available to Buyer or its Representatives, are accurate and complete, and no amendments thereto are pending. Seller has the limited liability company power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Seller pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller and its equityholders. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes a legal, valid and binding obligation of

Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (b) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate, lease its properties and carry on its business as currently conducted. The Company is duly licensed or qualified to do business as a foreign corporation under the laws of each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to own, operate, lease its properties and carry on its business as currently conducted. The copies of the Company's Certificate of Incorporation (the "Company Charter") and by-laws (the "Company By-laws"), each as amended to date and made available to Buyer or its Representatives, are accurate and complete, and no amendments thereto are pending. Seller has made available to Buyer accurate and complete copies of (i) the stock records of the Company, and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the Board of Directors of the Company and all committees thereof. There has not been any material violation of any of the provisions of the Company Charter or the Company By-Laws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's stockholders, the Board of Directors of the Company or any committee thereof.

SECTION 2.3. CAPITALIZATION. As of the date of this Agreement, the authorized, issued and outstanding capital stock of the Company is set forth on Schedule
2.3. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, there are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is the Company committed to issue any such option, warrant, right or security. Except as set forth on Schedule 2.3, there are no Contracts to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares. All outstanding shares of capital stock of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in any applicable Contracts. Except as set forth on Schedule 2.3, the Company has never repurchased, redeemed or otherwise reacquired any shares of its capital stock, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the DGCL and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts. Except as set forth on Schedule 2.3, the Company has not agreed and is not obligated to make any future investment in or capital contribution to any Person.

SECTION 2.4. SUBSIDIARIES.

          (a) The Company's Subsidiaries and investments in other Persons are listed on Schedule 2.4(a). Except as set forth on Schedule 2.4(a), the Company owns directly or indirectly each of the outstanding shares of capital stock or other equity interest of each of the Subsidiaries. Except as set forth on
Schedule 2.4(a), neither the Company nor any Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities).

          (b) Each of the Subsidiaries is a corporation or limited liability company or similar foreign entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as currently conducted. Each such Subsidiary is duly licensed or qualified to do business in each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Subsidiary to own, operate, lease its properties and carry on its business as currently conducted. The copies of the organizational documents of each such Subsidiary, in each case as amended to date and made available to Buyer or its Representatives, are complete and correct, and no amendments thereto are pending. With respect to each Subsidiary of the Company, Seller has made available to Buyer accurate and complete copies of (i) the equity records of such Subsidiary, and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the equityholders of such Subsidiary, the Board of Directors of such Subsidiary (or equivalent governing body) and all committees thereof, in each case, to the extent in the possession, custody or control of Seller, the Company or its Subsidiaries. There has not been any material violation of any of the provisions of such Subsidiary's organizational documents, and such Subsidiary has not taken any action that is inconsistent in any material respect with any resolution adopted by such Subsidiary's equityholders, the Board of Directors of such Subsidiary (or equivalent governing body) or any committee thereof.

          (c) As of the date of this Agreement, the authorized, issued and outstanding capital stock of each of the Company's Subsidiaries is set forth on
Schedule 2.4(a). To the extent applicable, all of the issued and outstanding shares of capital stock or equivalent equity interests of each such Subsidiary are duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, there are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock or equivalent equity interests of any such Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares or equivalent equity interests, nor is any such Subsidiary committed to issue any such option, warrant, right or security. Except as set forth on Schedule 2.4(c), there are no Contracts to which any Subsidiary of the Company is a party with respect to the voting of any shares of capital stock or equivalent equity interests of any such Subsidiary or which restrict the transfer of any such shares. All outstanding shares of capital stock or equivalent equity interests of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable

Contracts. Except as set forth on Schedule 2.4(c), no Subsidiary of the Company has ever repurchased, redeemed or otherwise reacquired any shares of its capital stock or equivalent equity interests, and there are no outstanding contractual obligations of any such Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of any such Subsidiary. All securities so reacquired by any such Subsidiary were reacquired in compliance with (i) the applicable provisions of the laws governing the formation of such Subsidiary and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts. Except as set forth on
Schedule 2.4(c), no Subsidiary of the Company has agreed or is obligated to make any future investment in or capital contribution to any Person.

SECTION 2.5. NO CONFLICT; CONSENTS.

          (a) Except as set forth on Schedule 2.5(a), and assuming the notices, declarations, filings and Consents set forth in Schedule 2.5(b) are made or obtained, the execution and delivery by Seller of this Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation by Seller of the transactions in accordance with the terms hereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both), or give rise to a right of termination, acceleration or other change of any material right or obligation or the loss of any material benefit to which the Company or any of its Subsidiaries is entitled, under any Contract or Governmental Authorization to which Seller, the Company, or any of the Company's Subsidiaries is a party or by which Seller, the Company, or any of the Company's Subsidiaries or any of their respective assets are bound, (ii) conflict with or result in any violation of, any provision of the Seller Certificate, the Seller LLC Agreement, the Company Charter, the Company By-laws or the charter, by-laws or other organizational documents of any Subsidiary of the Company; (iii) violate in any material respect or result in a material violation of, or constitute a material default (whether after the giving of notice, lapse of time or both) under, any provision of any Legal Requirement, or any writ, order, judgment, injunction or decree of, or any restriction imposed by, any U.S. federal, provincial, state, local or foreign government, any governmental, regulatory or administrative authority, agency, bureau or commission or any court, tribunal or judicial or arbitral body (a "Governmental Authority") applicable to Seller, the Company, or any of the Company's Subsidiaries or the business or properties of the Company or any of its Subsidiaries; or (iv) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any asset of the Company or any of its Subsidiaries.

          (b) Except as set forth in Schedule 2.5(b), no notice to, declaration or filing with, or Consent of any Person is required by or with respect to Seller or any of its Subsidiaries in connection with the execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby in accordance with the terms hereof, except for the filing of a pre-acquisition notification and report form by Seller under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period thereunder.

SECTION 2.6. FINANCIAL STATEMENTS. Seller has delivered to Buyer or its Representatives true and complete copies of the following financial statements, copies of which are attached hereto as Schedule 2.6(a) (collectively, the "Financial Statements"):

          (a) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2006, and consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended;

          (b) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of October 26, 2007 (the "Base Balance Sheet"); and

          (c) unaudited consolidated statements of operations, cash flows and stockholders' equity of the Company and its Subsidiaries for the ten-month period ended October 26, 2007.

The Financial Statements have been prepared in accordance with the Company's books and records of the Company and its Subsidiaries in accordance with GAAP consistently applied and, subject to the absence of footnotes and normal and recurring year-end audit adjustments that will not be, individually or in the aggregate, material in magnitude with respect to any unaudited Financial Statements, present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries and consolidated results of the operations of the Company and its Subsidiaries at and for the periods presented.

Except as set forth in Schedule 2.6(c), the Company and each of its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Board of Directors of the Company, or in the case of its Subsidiaries, their respective equivalent governing body, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries, (iv) that the amount recorded for assets on the books and records of the Company and its Subsidiaries are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Since December 31, 2006, there has been no material change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company or any of its Subsidiaries, other than (i) write-downs or write-offs in the value of assets as required by GAAP, or (ii) such adjustments as may be required by GAAP as a result of the transactions contemplated by this Agreement.

Neither the Company nor any of its Subsidiaries has any liability or obligation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) liabilities or obligations reflected on Schedule 2.6(a), (iii) liabilities or obligations that have been incurred by the Company or any of its Subsidiaries after the date of the Base Balance Sheet in the ordinary course of business consistent with past practices and that have not been incurred as a result of the breach of any Contract, the violation of any applicable Legal Requirement or the commission of any tort, (iv) executory portions of Contracts to which the Company or any of its Subsidiaries entered into in the ordinary course of business, and (v) other liabilities and obligations to the extent included in the calculation of the Purchase Price, as estimated pursuant to Section 1.3 or finally determined pursuant to Section 1.6.

SECTION 2.7. ORDINARY COURSE OPERATIONS; ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 2.7, since December 31, 2006 through the date of this Agreement, the Company and its Subsidiaries have operated only in the ordinary course of business consistent with past practices and there has not been any:

          (a) (i) other than in compliance with applicable laws or in the ordinary course consistent with past practice, grant or increase of any severance or termination pay to any director, officer, or employee with a position of "senior manager" or above (each a "Senior Management Employee") of the Company or any of its Subsidiaries, (ii) payment of any bonuses, or increase in salaries, bonuses, commissions or other compensation or benefits payable or to become payable, by the Company or any of its Subsidiaries to any of their respective directors, officers, or Senior Management Employees, except for annual bonus awards and increases in salaries made in the ordinary course of business consistent with past practices, (iii) entry into any employment, deferred compensation or other agreement or offer (or any material amendment of any such existing agreement or offer) with any director, officer, or Senior Management Employee of the Company or any of its Subsidiaries, or (iv) establishment, adoption or amendment (except as required by applicable Legal Requirements) of any collective bargaining, bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, advisor, consultant or employee of the Company or any of its Subsidiaries;

          (b) any Material Adverse Effect;

          (c) incurrence, assumption or sufferance of Indebtedness or other liability of any third party in excess of $250,000 by the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices;

          (d) (i) entry into any Contract that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries or any successor thereto or that would reasonably be expected to, after the Closing Date, limit or restrict in any material respect the Company, Buyer or any of their respective Affiliates, from engaging or competing in any line of business, at any location or with any Person (other than the entry in the ordinary course of business into Contracts providing for the restriction on use or disclosure of the confidential or proprietary information of any other Person) or (ii) entry into or termination or amendment of, or waiver, release, assignment of any material rights, claims or benefits of the Company or any of its Subsidiaries under, any Material Contract;

          (e) amendment of the charter, bylaws or equivalent organizational documents (whether by merger, consolidation or otherwise) of the Company or any of its Subsidiaries;

          (f) any splitting, combination or reclassification of any shares of capital stock of the Company or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any securities of the Company or any of its Subsidiaries, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any securities of the Company or any of its Subsidiaries;

          (g) (i) issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any securities of the Company or any of its Subsidiaries, or (ii) amendment of any term of any securities of the Company or any of its Subsidiaries (in each case, whether by merger, consolidation or otherwise);

          (h) incurrence of any capital expenditures or any obligations or liabilities in respect thereof by the Company or any of its Subsidiaries, except for capital expenditures not to exceed $75,000 individually or $250,000 in the aggregate;

          (i) acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by the Company or any of its Subsidiaries of any assets, securities, properties, interests or businesses, other than (i) acquisitions in the ordinary course of business consistent with past practice and (ii) purchases of equipment to fulfill Contracts which the Company or any of its Subsidiaries entered into in the ordinary course of business;

          (j) sale, lease or other transfer, or creation or incurrence of any Encumbrance (other than Permitted Encumbrances) on, any assets, securities, properties, interests or businesses of the Company, other than (i) sales of products or services in the ordinary course of business consistent with past practice and (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $75,000 individually or $250,000 in the aggregate;

          (k) making by the Company or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person (other than routine travel and entertainment advances to employees);

          (l) settlement, or offer or proposal to settle, any Legal Proceeding or claim involving or against the Company or any of its Subsidiaries (other than claims wholly covered by insurance and settled by the applicable insurance carrier);

          (m) with respect to the Company or any of its Subsidiaries, (i) Tax election made or changed, (ii) claim, notice, audit report or assessment in respect of Taxes settled or compromised (or agreement with respect thereto),
(iii) material Tax Return filed, (iv) Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any material Tax entered into, (v) tax petition, tax complaint or administrative tax appeal filed, (vi) any right to claim a material Tax refund surrendered or foregone, or
(vii) extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment consented to; or

          (n) entering into any agreement, commitment or undertaking to do any of the actions described in clauses "(a)" or "(c)" through "(m)."

SECTION 2.8. LITIGATION. Except as set forth on Schedule 2.8, since November 23, 2005, there has been no Legal Proceeding pending, or to Seller's knowledge, threatened, that: (i) involves the Company or any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries or any Person whose liability the Company or any of its Subsidiaries has or may have retained or assumed, either contractually or by operation of law, in each case, that involves an amount in controversy of at least $75,000 or that seeks to impose any material restrictions on the operation of the business of the Company and its Subsidiaries; or (ii) challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries (nor any of the assets owned or used by the Company or any of its Subsidiaries) is subject to any outstanding writ, order, judgment, injunction or decree of any Governmental Authority. To the knowledge of Seller, no officer of the Company or any of its Subsidiaries and no Senior Management Employee is subject to any writ, order, writ, judgment, injunction or decree that prohibits such officer or Senior Management Employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries.

SECTION 2.9. TAXES. Except as set forth on Schedule 2.9:

          (a) the Company and its Subsidiaries have timely filed or been included in all Tax Returns required to be filed by them or in which they are to be included with respect to Taxes for any period, taking into account any extension of time to file granted to or obtained on behalf of the Company or any of its Subsidiaries;

          (b) all material Taxes of the Company and its Subsidiaries due and payable have been paid;

          (c) neither the United States Internal Revenue Service (the "IRS") nor any other Governmental Authority has asserted by written notice to the Company or any of its Subsidiaries or has threatened in writing to assert against the Company or its Subsidiaries, any deficiency or claim for any amount of additional material Taxes;

          (d) to Seller's knowledge, no U.S. federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received a written notice of any actual or threatened audits or proceedings;

          (e) neither the Company nor any of its Subsidiaries is liable for the Taxes of any other Person (other than the Subsidiaries, in the case of the Company);

          (f) the Company and its Subsidiaries have withheld all Taxes required to be withheld by them and have remitted to the appropriate Governmental Authority such Taxes required to be remitted by them;

          (g) none of the Company or its Subsidiaries has acquired or had the use of any assets from a person with whom it was not dealing at arm's length other than at fair market value;

          (h) the Company and its Subsidiaries have complied in all material respects with all information reporting and withholding requirements, including maintenance of required records with respect thereto in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person;

          (i) all sales and transfer Taxes required to be collected by the Company and its Subsidiaries have been collected, and all such Taxes required to be remitted to the applicable Governmental Authority have been remitted; and

          (j) there is no Contract covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, will give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code in connection with the transactions contemplated by this Agreement.

SECTION 2.10. EMPLOYEE BENEFIT PLANS.

          (a) Schedule 2.10(a) sets forth a list of every material bonus, deferred compensation, stock option, equity incentive or purchase plan, severance, vacation, sick leave or fringe benefit plan, program, policy or arrangement or employment, consulting or similar agreement currently maintained, or contributed to, by the Company or with respect to which the Company or any ERISA Affiliate has any obligation under contract or by legislation with respect to employees, former employees, directors and former directors of the Company or its Subsidiaries (the "Benefit Plans"), including each "employee benefit plan" as such term is defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except for such matters as set forth on Schedule 2.10(a), each Benefit Plan has been administered in all material respects in accordance with its terms and requirements of applicable Legal Requirements, including ERISA and the Code, which are applicable to such Benefit Plan.

          (b) No Legal Proceeding (other than routine claims for benefits) is pending or, to the knowledge of Seller, asserted in writing, in each case against the Benefit Plans.

          (c) With respect to each Benefit Plan, Seller has made available to Buyer or its representatives (if applicable to such Benefit Plan): (i) all documents embodying or governing such Benefit Plan, and any funding medium for the Benefit Plan (including, without limitation, amendments, related trust agreements, custodial agreements, insurance contracts, investment contracts and other funding arrangements, if any, and adoption agreements, if any); (ii) the summary plan description and summaries of material modifications, as defined under ERISA for such Benefit Plan (or, if not subject to ERISA, other descriptions of such Benefit Plan provided to employees); (iii) the last annual report (e.g., the complete Form 5500 series) prepared in connection with each Benefit Plan (if any such report was required), including all attachments (including without limitation the audited financial statements, if any); and
(iv) any insurance policy related to such Benefit Plan.

          (d) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan that would increase materially the expense of maintaining such Benefit Plan above the level of expense incurred in respect of such Benefit Plan for the most recent plan year with respect to the Benefit Plan.

          (e) Each Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA (a "Pension Plan") intended to be "qualified" within the meaning of Section 401(a) of the Code, has received an opinion letter from the IRS and the Company is not aware of any circumstances that would reasonably be expected to result in loss of the qualification of such Pension Plan under Section 401(a) of the Code and Seller has delivered or caused to be delivered to Buyer the latest determination letters or opinion letter of the IRS relating to each Pension Plan.

          (f) Neither the Company nor any of its Subsidiaries have engaged (i) in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA or (ii) in any Prohibited Transaction with respect to any Benefit Plan.

          (g) The Company and its Subsidiaries have made all required contributions under each Pension Plan on a timely basis or, if not yet due, adequate accruals therefore have been provided for in the Base Balance Sheet.

          (h) No Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.

          (i) Neither the Company nor any ERISA Affiliate has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participate in or been required to participate in, any "multiemployer plan" (as defined in Section 3(37) of ERISA).

          (j) Except as set forth on Schedule 2.10(j), no Benefit Plan provides benefits, including without limitation, any severance or other post-employment benefit, salary continuation, termination, death, disability, health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of the Company and its Subsidiaries beyond their retirement or other termination of service other than (i) coverage mandated by applicable Legal Requirements, (ii) death, disability or retirement benefits under any Pension Plan or (iii) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

          (k) The Company and its Subsidiaries have complied in all material respects with, and satisfied, the requirements of COBRA with respect to each Benefit Plan that is subject to the requirements of COBRA. Each Benefit Plan which is a group health plan, within the meaning of Section 9832(a) of the Code, has complied in all material respects with and satisfied the applicable requirements of Sections 9801 and 9802 of the Code.

          (l) Any Benefit Plan and any agreement to which the Company or any of its Subsidiaries is a party and that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the regulations and other guidance issued thereunder by the Department of Treasury and the IRS.

          (m) Except as set forth on Schedule 2.10(m), the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan.

          (n) The Company and its Subsidiaries have complied in all material respects with their respective obligations under the Workplace Relations Act 1996, long service leave legislation and any industrial award, industrial instrument, workplace agreement, notional agreement preserving state awards, notional agreement preserving state agreement and any contract of employment in respect of any or all employees engaged by ADS Environmental Services Pty Limited or ADS Environmental Services NZ Limited.

SECTION 2.11. REAL AND PERSONAL PROPERTY.

          (a) Neither the Company nor any of its Subsidiaries owns any real property.

          (b) Schedule 2.11(b) sets forth a list of all real property leased by the Company or any of its Subsidiaries (the "Leased Real Property"). Accurate and complete copies of all leases relating to Leased Real Property identified or required to be identified on Schedule 2.11(b) (the "Leases") have been made available to Buyer or its Representatives. With respect to each Leased Real Property listed or required to be listed on Schedule 2.11(b):

                    (i) the Company or a Subsidiary of the Company, as applicable, has a valid and enforceable leasehold interest to the leasehold estate in the Leased Real Property granted to the Company or such Subsidiary, as applicable, pursuant to such Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

                    (ii) such Lease has been duly authorized and executed by the Company or such Subsidiary, as applicable;

                    (iii) neither the Company nor such Subsidiary is in material default under such Lease, nor, to Seller's knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company or such Subsidiary, as applicable;

                    (iv) to Seller's knowledge, the landlord identified therein is not in material default under such Lease, nor, to Seller's knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by such landlord; and

                    (v) neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Lease.

          (c) To Seller's knowledge, except as set forth on Schedule 2.11(c) or as specifically disclosed in the Base Balance Sheet, and except with respect to leased personal property, the Company and each of its Subsidiaries has good title to all of their tangible personal property and assets shown on the Base Balance Sheet or acquired after the date of the Base Balance Sheet, free and clear of any Encumbrances, other than (i) Permitted Encumbrances, (ii) assets that have been disposed of since the date of the Base Balance Sheet in the ordinary course of business, and (iii) Encumbrances reflected in the Base Balance Sheet.

          (d) Schedule 2.11(d) sets forth an accurate and complete list of each asset owned or leased by the Company and its Subsidiaries with a value in excess of $10,000 on an individual basis as of the date of this Agreement. Each asset identified or required to be identified in Schedule 2.11(d): (i) is structurally sound, free of defects and deficiencies and in good condition and repair, in each case, in all material respects (ordinary wear and tear excepted); (ii) complies in all respects with, and is being operated and otherwise used in compliance in all material respects with, all applicable Legal Requirements; and
(iii) is adequate and appropriate in all material respects for the uses to which it is being put.

          (e) Except as set forth on Schedule 2.11(e), the Company is not a party to any Contracts with, and does not use any of the assets or properties of, Seller or any of its Affiliates or Subsidiaries (other than the Company and its Subsidiaries and their respective employees in their capacity as such).

SECTION 2.12. LABOR AND EMPLOYMENT MATTERS.

          (a) To Seller's knowledge, except as set forth on Schedule 2.12(a) or as otherwise would not have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all U.S. federal, provincial, state and municipal laws, or any applicable laws of any foreign jurisdiction, respecting employment and employment practices, terms and conditions of employment and wages and hours. Neither the Company nor any Subsidiary of the Company is delinquent in any material payments to any of its employees for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.

          (b) Neither the Company nor any Subsidiary of the Company is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except as would not have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Subsidiary of the Company is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization, nor is there pending or, to Seller's knowledge, threatened in writing, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any Subsidiary of the Company.

          (c) To the extent required by applicable Legal Requirements, the Company and its Subsidiaries have on file a valid Form I-9 for each employee hired by the Company and its Subsidiaries, or any predecessor of the Company or any of its Subsidiaries, after November

23, 2005 and for each employee where employment terminated after November 23, 2005. Except as set forth on Schedule 2.12(c), to the knowledge of Seller, all employees of the Company and its Subsidiaries employed in the United States are
(i) United States citizens, or lawful permanent residents of the United States,
(ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the Attorney General of the United States (Immigration and Naturalization Service) or (iv) aliens who have been continually employed by the Company or one of its Subsidiaries since November 6, 1986 or the applicable date of hire. Except as set forth on Schedule 2.12(c), the Company and its Subsidiaries have not been the subject of an immigration compliance or employment visit from, nor has the Company or any Subsidiary been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service).

          (d) Except as set forth on Schedule 2.12(d), during the ninety (90) days preceding the date hereof, neither the Company nor any of its Subsidiaries have terminated the employment of any Senior Management Employee, excluding voluntary resignation and termination for cause.

          (e) Neither the Company nor any of its Subsidiaries has any liability, whether absolute or contingent, including any obligations under any Benefit Plans, with respect to any misclassification of a Person performing services for the Company or any of its Subsidiaries as an independent contractor or consultant rather than as an employee.

SECTION 2.13. CONTRACTS AND COMMITMENTS. Except as set forth in Schedule 2.13, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company is a party to:

          (a) any partnership agreement, joint venture agreement or agreement pertaining to the sharing of revenues, profits, losses, costs, liabilities or any other similar Contract;

          (b) any lease (whether for real or personal property) providing for annual rentals of $25,000 or more;

          (c) any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or Intellectual Property other than commercially available software licensable on standard terms with a per copy license fee of less than $10,000;

          (d) any Contract relating to the acquisition or disposition of any business or operations of any other Person (whether by merger, sale of stock, sale of assets or otherwise) entered into after November 23, 2005;

          (e) any Contract relating to the acquisition, issuance or transfer of any securities of the Company or any of its Subsidiaries;

          (f) any Contract relating to any interest rate, currency or commodity derivatives or hedging transaction;

          (g) any Contract which creates a future payment obligation to the Company or any of its Subsidiaries in excess of $250,000 in any calendar year;

          (h) any employment, severance or consulting Contract with any director, officer, advisor, consultant or employee of the Company or any of its Subsidiaries requiring an annual payment of cash compensation to such person in excess of $100,000;

          (i) any Contract relating to Indebtedness in excess of $250,000, or the granting by the Company or any of its Subsidiaries of an Encumbrance (other than Permitted Encumbrances) on any of their respective assets;

          (j) other than customary confidentiality agreements entered into for the specific purpose of restricting the use or disclosure of the confidential or proprietary information of any other Person, any Contract materially limiting or restricting the ability of the Company or any Subsidiary of the Company (A) to enter into or engage in any market or line of business or with any Person or in any area or which would so limit the freedom of the Company or Buyer (or any of their Subsidiaries) after the Closing Date, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

          (k) any Contract with a Related Person (other than employee benefits and policies made available to the employees of the Company and/or its Subsidiaries generally);

          (l) any Contract for the sale of any of the assets of the Company or any of its Subsidiaries other than inventory in the ordinary course of business;

          (m) any Contract relating to the incurrence, assumption, surety or guarantee of any Indebtedness (excluding any agreement to guarantee lease payments) in excess of $250,000;

          (n) any Contract which contains any provisions requiring the Company or any of its Subsidiaries to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice pursuant to the agreements of the Company and its Subsidiaries, as made available to Buyer on or prior to the date of this Agreement);

          (o) any Contract under which the Company or any of its Subsidiaries has made advances or loans to any other Person in excess of $100,000 (which shall not include advances made to an employee of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice); or

          (p) any other Contract (or group of related Contracts) not described (or otherwise required to be disclosed) on Schedule 2.13 and the performance of which requires aggregate payments to or from the Company in excess of $250,000 in any instance, other than Contracts entered into in the ordinary course of business.

     Each Contract of the Company and/or its Subsidiaries of a type required to be set forth on Schedule 2.13, including any such Contract entered into by the Company and/or its Subsidiaries after the date hereof and prior to the Closing (each, a "Material Contract") is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms except, in each case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

     To Seller's knowledge, each Material Contract is the legal, valid and binding obligation of each party thereto other than the Company nor any of its Subsidiaries, enforceable against such party in accordance with its terms except, in each case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

     Neither the Company nor any of its Subsidiaries, nor to the knowledge of Seller, any other party thereto, is in default or breach in any material respect under the terms of any Material Contract. Since November 23, 2005, neither Seller, the Company or any of its Subsidiaries has received any written notice or, to the knowledge of Seller, any other communication regarding any violation or breach of, or default under, any Material Contract.

     To the knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a material violation or breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate or modify in any material respect any Material Contract.

     No Person is renegotiating, or has a right (or, to the knowledge of Seller, has asserted a right) pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company or any of its Subsidiaries under any Material Contract or any other material term or provision of any Material Contract.

     Seller has made available or delivered to Buyer or its Representatives accurate and complete copies of all written Material Contracts, including all amendments thereto, and Schedule 2.13 provides an accurate description of the material terms of each Material Contract that is not in written form.

SECTION 2.14. INTELLECTUAL PROPERTY.

          (a) Schedule 2.14(a) sets forth a complete and accurate list of all patents, registered trademarks, registered copyrights, domain names and any applications for any of the foregoing, in each case owned by the Company or its Subsidiaries and related to the conduct of the business of the Company and its Subsidiaries, as currently conducted (the "Company Registered Intellectual Property"). Seller has made available to Buyer and its Representatives accurate and complete copies of all applications, material correspondence with the United States Patent & Trademark Office and any similar office of any country or countries foreign to the

United States, and other material documents related to the application to register all Company Registered Intellectual Property. For purposes of this Agreement, "Company Owned Intellectual Property" means the Company Registered Intellectual Property and all other Intellectual Property owned by the Company or its Subsidiaries and used in or related to the business of the Company and its Subsidiaries.

          (b) Schedule 2.14(b) sets forth a complete and accurate list of all Intellectual Property licensed from third parties and used by the Company or its Subsidiaries in, and material to, the conduct of the business of the Company and its Subsidiaries as currently conducted, other than commercially-available software licensable on standard terms with a per copy license fee of less than $10,000 in the aggregate (the "Company Licensed Intellectual Property," and collectively with the Company Owned Intellectual Property, the "Company Intellectual Property"). Except pursuant to the licenses listed in Schedule 2.14(b), neither the Company nor any of its Subsidiaries has any obligation to compensate any Person for the use of any Company Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted.

          (c) To the knowledge of Seller, the Company Intellectual Property constitutes all Intellectual Property used in and necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, including without limitation the design, manufacture, license, marketing, support, importation and sale of all products and services of the Company and its Subsidiaries.

          (d) The Company and its Subsidiaries own exclusively all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). Since November 23, 2005, each person who is or was an employee, officer, director or contractor of the Company or its Subsidiaries and who is or was involved in the creation or development of any Company Owned Intellectual Property has signed an enforceable agreement containing an assignment to the Company or its Subsidiaries of all Intellectual Property in such individual's or entity's contribution to the Company Owned Intellectual Property and waiving all non-assignable rights.

          (e) Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property used or owned by any Person against the Company or its Subsidiaries, or challenging the ownership, use, validity or enforceability of any of the Company Intellectual Property. The Company Owned Intellectual Property is not subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority affecting the rights of the Company or any of its Subsidiaries with respect thereto.

          (f) The operation of the business of the Company and its Subsidiaries (other than the business acquired pursuant to the Condor Agreements) as currently conducted does not infringe, violate, or misappropriate any Intellectual Property owned by any Person. The operation of the business acquired by the Company and its Subsidiaries pursuant to the Condor Agreements as currently conducted does not infringe, violate, or misappropriate (A) any Intellectual Property owned by any Person, other than the rights of any Person under any patent, and (B) to the knowledge of Seller, the rights of any Person under any patent. To the knowledge of Seller, there is no infringement by any Person of any of the Company Owned Intellectual Property. No infringement, misappropriation, or similar claim or proceeding is pending or threatened against the Company or its Subsidiaries or, to the knowledge of Seller, against any Person who may be entitled to be indemnified or reimbursed by the Company or its Subsidiaries with respect to such claim or proceeding. Since November 23, 2005, neither the Company nor any of its Subsidiaries has received any written notice or other communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property of another Person by the Company or its Subsidiaries, or otherwise related to the products or services of the business of the Company and its Subsidiaries.

          (g) Each of the Company and its Subsidiaries has taken reasonable security measures to protect the confidentiality of trade secrets owned by the Company or its Subsidiaries. Without limiting the foregoing, to the knowledge of the Company, (i) there has been no misappropriation of any trade secrets or other confidential Company Intellectual Property; (ii) no employee, independent contractor or agent of the Company or its Subsidiaries has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the business; and (iii) no employee, independent contractor or agent of the Company or its Subsidiaries is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract relating in any way to the protection, ownership, development, use or transfer of the Company Intellectual Property.

          (h) To the knowledge of the Company, all Company Owned Intellectual Property is valid, subsisting and enforceable. All patents, patent applications, trademarks and copyrights included in the Company Registered Intellectual Property issued by, or registered or the subject of an application filed with the applicable Governmental Authority in the applicable jurisdiction (i) have been duly maintained, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements of the applicable jurisdictions, (ii) have not lapsed, expired or been abandoned, except for such issuances, registrations or applications that the Company (or any Subsidiary) has permitted to expire or has cancelled or abandoned in its reasonable business judgment, and (iii) are not the subject of any opposition proceedings that have been commenced related thereto in any jurisdictions in which such proceedings are available. Schedule 2.14(h) sets forth any payments or filings with respect to the Company Registered Intellectual Property that are required during the ninety (90) day period following the date of this Agreement. Neither the Company nor any of its Subsidiaries has received any written notice alleging, and Seller otherwise has no knowledge of the invalidity of, or any limitation on the Company's or one of its Subsidiary's right to use, any of the Company Owned Intellectual Property.

          (i) Schedule 2.14(i) sets forth a complete and accurate list of all licenses, sublicenses and other written agreements to which the Company and/or its Subsidiaries are a party granting any other Person the right to use the Company Owned Intellectual Property, other than customer agreements entered into in the ordinary course of business.

          (j) No funding, facilities, or personnel of any Governmental Authority or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Company Owned Intellectual Property.

          (k) Neither the Company nor any of its Subsidiaries has made any submission or suggestion to, or is subject to any agreement with, any standards bodies or other entities that would obligate the Company or any of its Subsidiaries to grant licenses to or otherwise impair its control of the Company Owned Intellectual Property.

          (l) Except as set forth on Schedule 2.11(l), neither the Company nor any of its Subsidiaries is bound by, and no Company Owned Intellectual Property is subject to, any Contract containing any covenant or other provision that limits or restricts the ability of the Company or its Subsidiaries to use, exploit, assert, or enforce any Company Owned Intellectual Property anywhere in the world, in any material respect.. Neither the Company nor any of its Subsidiaries has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company Owned Intellectual Property to any Person.

          (m) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, or both, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or lien on, any Company Owned Intellectual Property; (ii) a breach of, termination of, or acceleration or modification of any right to use Company Licensed Intellectual Property; (iii) the release, disclosure, or delivery of any Company Owned Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company Owned Intellectual Property.

          (n) No software incorporated in any product of the Company or its Subsidiaries contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," "worm," "spyware" or "adware" (as such terms are commonly understood in the software industry) or any other code intentionally designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user's consent.

          (o) No source code for any software incorporated in any product of the Company or its Subsidiaries or any technical data or designs necessary to manufacture the products of the Company or its Subsidiaries has been delivered, licensed, or made available by the Company or its Subsidiaries to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any software of the Company or its Subsidiaries to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or its Subsidiaries. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code, technical data, design information or manufacturing information by the Company or its Subsidiaries for any product of the Company or its Subsidiaries to any other Person who is not, as of the date of this Agreement, an employee of the Company or its Subsidiaries.

          (p) No software incorporated into any product of the Company or its Subsidiaries is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) (such software, "Open Source Software") that (i) could require, or could condition the use or distribution of such Open Source Software or product on, the disclosure, licensing, or distribution of any source code for any other software combined, distributed or otherwise made commercially available with such Open Source Software or (ii) could otherwise impose any limitation, restriction, or condition on the Company or its Subsidiaries obligating the Company or its Subsidiaries to distribute any product on a royalty free basis.

          (q) The Company and its Subsidiaries have obtained all approvals necessary for exporting its products and related technology outside the United States in accordance with all applicable United States export control regulations, and importing the products into any country in which the products are now sold or licensed for use, and all such export and import approvals in the United States, and throughout the world are valid, current, outstanding and in full force and effect.

SECTION 2.15. ENVIRONMENTAL MATTERS.

          (a) Except as set forth on Schedule 2.15(a), the Company and each of its Subsidiaries is, and since November 23, 2005 has been, in material compliance with all Legal Requirements concerning pollution, protection and restoration of the environment, the generation, transportation, disposal, emission, discharge, release or threatened release of any substances, wastes, chemicals, contaminants, hazardous substances, hazardous wastes, toxic materials or radioactive materials, including any petroleum or derivatives thereof, asbestos, polychlorinated biphenyls, and toxic mold ("Hazardous Substances"), and any requirements relating to the protection of human health or worker safety from Hazardous Substances ("Environmental Requirements").

          (b) Except as set forth on Schedule 2.15(b), no Hazardous Substances have been released or are otherwise present at, on, under, in, to or from any of the Leased Real Property or any real property owned by the Company or any of its Subsidiaries on or after November 23, 2005 in material violation of any Environmental Requirement or in a manner that could reasonably result in liability to the Company or any of its Subsidiaries for cleanup, remediation or for injury or damages to any Person, property, or natural resource.

          (c) Neither Seller, the Company nor any of its Subsidiaries has received any written notice of alleged, actual or potential responsibility or liability for, or any inquiry or investigation regarding: (i) the violation of any Environmental Requirement; (ii) the presence, release or threatened release, generation, transport, or disposal of any Hazardous Substances at the Leased Real Property or any other property; or (iii) injury or damage to any Person, property, or natural resource as a result of exposure to or the presence, release, threatened release, or discharge of any Hazardous Substances.

          (d) None of the products manufactured, distributed, sold, leased, licensed, repaired or delivered by the Company or any of its Subsidiaries has contained asbestos.

SECTION 2.16. BROKERS. Except for the fees payable to EuroConsult, Inc., which fees shall be paid by Seller, neither Seller nor any of its Subsidiaries has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

SECTION 2.17. INSURANCE. Schedule 2.17 sets forth an accurate and complete summary of the insurance policies and fidelity bonds held by, or for the benefit of, the Company and its Subsidiaries (including with respect to any of their respective assets, business, operations, employees, officers or directors), including the underwriter of such policies and bonds and the amount of coverage thereunder. There is no claim by the Company or any of its Subsidiaries in excess of $50,000 pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid, and the Company and its Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds.

SECTION 2.18. COMPLIANCE WITH LAWS. Neither the Company nor any Subsidiary of the Company is, or since November 23, 2005 has been, in material default or material violation of any Legal Requirement or writ, order, judgment, injunction or decree applicable to the Company or such Subsidiary or by which any property or asset of the Company or its Subsidiaries is bound. Since November 23, 2005, neither the Company nor any of its Subsidiaries has, and to the knowledge of Seller, no agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly: (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the business of the Company and its Subsidiaries; (ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise; or (iii) made any bribe, payoff, influence payment, kickback or other similar unlawful payment.

SECTION 2.19. LICENSES AND PERMITS. Schedule 2.19 sets forth an accurate and complete list of all Governmental Authorizations, which have been issued to the Company or any of its Subsidiaries that are material to the business or operations of the Company or any of its Subsidiaries and are currently in effect (the "Seller Licenses"). Each Seller License is valid and in full force and effect, and neither the Company nor any of its Subsidiaries is in default in any material respect thereunder. There is no investigation or proceeding pending or, to the knowledge of Seller, threatened that would reasonably be expected to result in the termination, revocation, suspension or restriction of any Seller License or the imposition of any fine, penalty or other sanctions for violation of any Legal Requirement relating to any Seller License, and none of Seller Licenses will be terminated or impaired or become terminable or impaired, in whole or in part, as a result of the transactions contemplated by this Agreement. The Seller

Licenses constitute all of the Governmental Authorizations required by the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries as it is presently proposed to be conducted.

SECTION 2.20. AFFILIATE TRANSACTIONS. No Affiliate, director, officer, Senior Management Employee or members of any of their "immediate family" (as such term is defined in Rule 16a-1 of the Exchange Act) of the Company or any of its Subsidiaries (each of the foregoing, a "Related Person"), other than in its capacity as a director, officer or employee of the Company or one of its Subsidiaries (i) is involved, directly or indirectly, in any material business arrangement or other material relationship with the Company or any of its Subsidiaries (whether written or oral), or (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries.

SECTION 2.21. CUSTOMERS; SUPPLIERS. Schedule 2.21 sets forth, with respect to the last full fiscal year of the Company and each of its Subsidiaries and with respect to the nine-month period from January 1, 2007 through September 30, 2007, a list of (i) the dollar amount derived from each of the ten largest (based on dollar amounts purchased) customers of the Company and each of its Subsidiaries, and (ii) the dollar amount purchased from the ten largest (based on dollar amounts purchased) suppliers of the Company and each of its Subsidiaries. Seller has received no notice of the intention of any of such customers or suppliers to cease doing business or reduce in any material respect the business transacted with the Company and its Subsidiaries or to terminate or modify any agreements with the Company or any of its Subsidiaries (whether upon consummation of the transactions contemplated hereby or otherwise).

SECTION 2.22. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES; KNOWLEDGE; FULL DISCLOSURE.

          (a) NONE OF THE SELLER OR ITS REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY AND ITS SUBSIDIARIES OR THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II.

          (b) Without limiting the generality of the foregoing, none of Seller or the Representatives of Seller has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company and its Subsidiaries made available to Buyer or its Representatives, including due diligence materials, or in any presentation of the business of the Company and its Subsidiaries by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by Seller and its Representatives are not and shall not be deemed to be or to include representations or warranties of Seller. Seller hereby acknowledges that nothing set forth in this Section 2.23 shall relieve Seller of any liability to Buyer arising out of any fraud or intentional misrepresentation of Seller or any of its Representatives in connection with the transactions contemplated by this Agreement.

          (c) Whenever a representation or warranty made by Seller herein refers to the "knowledge" of Seller, such knowledge shall be deemed to consist of the actual knowledge of James Barbookles, John Kennedy, Joel "Gary" Wood, Joseph Goustin and Karl Boone, and the knowledge that each of such individuals should have obtained after reasonable inquiry in the course of the performance of their respective duties on behalf of the Company and its Subsidiaries; provided, however, that Buyer hereby acknowledges and agrees that Seller, the Company and its Subsidiaries have not conducted any patent searches, "right-to-use" or "freedom-to-operate" studies or other similar investigations with respect to the matters addressed in Section 2.14.

          (d) This Agreement, as modified and supplemented by the Schedules (and the Updates, if any, to the extent provided in Section 4.8), does not, and the Seller Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or
(ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

              ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes to Seller the representations and warranties in this Article III.

SECTION 3.1. EXISTENCE; GOOD STANDING; AUTHORITY.

          (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly licensed or qualified to do business as a foreign corporation under the laws of any other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

          (b) Buyer has the corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles.

SECTION 3.2. NO CONFLICT. Neither the execution and delivery by Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by Buyer of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of Buyer's certificate of incorporation or by-laws. The execution and delivery by Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation by Buyer of the transactions hereby and thereby in accordance with the terms hereof and thereof, will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any Contract to which Buyer is a party, or by which Buyer or any of its properties is bound, except, in each case, as would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

SECTION 3.3. CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby in accordance with the terms hereof will not require Buyer to make any filing with, or notification to or obtain any Consent from any Person, except (a) where failure to obtain such Consent, or to make such filing or notification, would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement, (b) as may be necessary as a result of any facts or circumstances relating solely to Seller, and (c) the filing of a pre-acquisition notification and report form by Buyer under the HSR Act, and the expiration or termination of the applicable waiting period thereunder.

SECTION 3.4. FINANCING. Buyer has available on hand or through existing credit facilities of Buyer sufficient funds to purchase the Subject Shares and to make payment of all amounts to be paid by it hereunder, in each case on the terms and conditions contemplated by this Agreement. Buyer acknowledges and agrees that Buyer's performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Buyer.

SECTION 3.5. LITIGATION. There is no Legal Proceeding pending or, to the actual knowledge of the senior management of Buyer, threatened in writing, against Buyer, and Buyer is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would, individually or in the aggregate, (a) delay, hinder or prevent the consummation of the transactions contemplated by this Agreement by Buyer, or (b) have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

SECTION 3.6. BROKERS. Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.7. INVESTMENT INTENT. Buyer is acquiring the Subject Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer is an "accredited investor" as such term is defined in Rule 501 under the Securities Act. Buyer acknowledges that the Subject Shares to be acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and the securities laws of any applicable state or other jurisdiction or an exemption from such registration is available.

SECTION 3.8. INSPECTION; NO OTHER REPRESENTATIONS.

          (a) Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company and its Subsidiaries as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

          (b) Without limiting the generality of the foregoing, Buyer acknowledges that (i) Seller makes no representation or warranty with respect to
(A) any projections, estimates or budgets delivered to or made available to Buyer or its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (B) any other information or documents made available to Buyer or its representatives with respect to the Company, its Subsidiaries or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in this Agreement. Seller hereby acknowledges that nothing set forth in this Section 3.8 shall relieve Seller of any liability to Buyer arising out of any fraud or intentional misrepresentation of Seller or any of its Representatives in connection with the transactions contemplated by this Agreement.

                         ARTICLE IV - CERTAIN AGREEMENTS

SECTION 4.1. CONDUCT OF BUSINESS PRIOR TO CLOSING. Seller agrees that during the period beginning on the date hereof and ending at the Closing (the "Pre-Closing Period"), Seller shall (i) cause the Company and its Subsidiaries to operate in the ordinary course of business, consistent with past practices, and (ii) use (and cause the Company and each of its Subsidiaries to use) commercially reasonable efforts to (w) preserve intact the present business organization of the Company and its Subsidiaries, (x) maintain in effect all material Governmental Authorizations of the Company and its Subsidiaries, (y) keep available the services of the officers and key employees of the Company and its Subsidiaries, and (z) maintain satisfactory relationships with the customers, lenders, suppliers and others having material business relationships with the Company and its Subsidiaries. In furtherance of the foregoing, except as described in Schedule 4.1 or as otherwise expressly contemplated by this Agreement, unless Seller has received prior written consent from Buyer, which shall not be unreasonably withheld, Seller shall prevent the Company and its Subsidiaries from:

          (a) amending the certificate of incorporation, bylaws or other equivalent organizational documents (whether by merger, consolidation or otherwise) of the Company or any of its Subsidiaries;

          (b) declaring, setting aside or paying any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any securities of the Company or any of its Subsidiaries, or redeeming, repurchasing or otherwise acquiring or offering to redeem, repurchase, or otherwise acquire any such securities;

          (c) (i) issuing, delivering or selling, or authorizing the issuance, delivery or sale of, any shares of any securities of the Company or any of its Subsidiaries, or (ii) amending any term of any security of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise);

          (d) other than (i) acquisitions in the ordinary course of business consistent with past practice and (ii) purchases of equipment to fulfill Contracts which the Company or any of its Subsidiaries entered into in the ordinary course of business, acquiring (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;

          (e) selling, leasing or otherwise transferring, or creating or incurring any Encumbrance (other than Permitted Encumbrances) on, any of the assets, securities, properties, interests or businesses of the Company or any of its Subsidiaries, other than sales of products or services in the ordinary course of business consistent with past practice;

          (f) other than as required by the Condor Agreements, making any loans, advances or capital contributions to, or investments in, any other Person that exceeds $25,000 individually or $100,000 in the aggregate (other than routine travel and entertainment advances to employees);

          (g) (i) entering into any Contract that would be a Material Contract (other than customer Contracts with Governmental Authorities entered into in the ordinary course of business consistent with past practice), (ii) modifying, amending or terminating any Material Contract in any material respect (other than completion or expiration of any Material Contract in accordance with its existing terms), or (iii) waiving, releasing or assigning any of the material rights or claims of the Company or any of its Subsidiaries thereunder;

          (h) materially changing any of the Company's or its Subsidiaries' accounting policies or procedures, except as required by concurrent changes in GAAP, as agreed to by the independent public accountants of the Company or such Subsidiary;

          (i) other than the payment of the staff bonuses to be paid in connection with the Company's 2007 fiscal year, as set forth on Schedule 4.1(i) (the "2007 Staff Bonuses") and any payroll taxes incurred by the Company or any of its Subsidiaries in connection therewith, (i) granting or increasing any severance or termination pay to (or amending any existing arrangement with) any director, officer, or employee of the Company or any of its Subsidiaries, (ii) increasing the rates of direct compensation, bonus compensation, commissions or other benefits payable or to become payable to any officer, or employee of the Company or any of its Subsidiaries (other than increases in salaries made in the ordinary course of business consistent with past practice), (iii) increasing benefits payable under any existing severance or termination pay policies or employment agreements, (iv) entering into any employment, deferred compensation or other agreement or offer (or amending any such existing agreement or offer) with any director, officer, or employee of the Company or any of its Subsidiaries (other than offers of employment to any such employee with a title below "manager"), (v) establishing, adopting or amending (except as required by applicable Legal Requirements) any collective bargaining, bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, or employee of the Company or any of its Subsidiaries, in each case, except in accordance with the existing terms of Contracts entered into and disclosed to Buyer prior to the date of this Agreement;

          (j) commencing, settling, or offering or proposing to settle, any Legal Proceeding involving the Company or any of its Subsidiaries, excluding claims wholly covered by insurance and settled by the applicable insurance carrier;

          (k) (i) making or changing any material Tax election, (ii) settling or compromising any claim, notice, audit report or assessment in respect of material Taxes, (iii) filing any material Tax Return, (iv) entering into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any material Tax, (v) surrendering or forfeiting any right to claim a material Tax refund, or (vi) consenting to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

          (l) forming or acquiring any Subsidiaries, other than for purposes of effecting the acquisition of Condor pursuant to the Condor Agreements;

          (m) making any material acquisition or capital expenditure, other than in the ordinary course of business; or

          (n) entering into any executory Contract to do any of the activities prohibited by the foregoing provisions.

Notwithstanding the foregoing, prior to the Closing, the Company and its Subsidiaries shall be permitted to pay down their existing Indebtednesses and pay all amounts that would constitute Company Transaction Expenses if unpaid as of the Closing.

SECTION 4.2. ACCESS TO INFORMATION.

          (a) Without unreasonable disruption of its business, during the Pre-Closing Period, Seller shall (i) give Buyer and its Representatives reasonable access upon reasonable notice and during times mutually convenient to Buyer and senior management of Seller to the facilities, properties, employees, books, and records of the Company and its Subsidiaries as from time to time may be reasonably requested, (ii) furnish to Buyer and its Representatives such financial and operating data and other information relating to the Company and its Subsidiaries as such Persons may reasonably request (including regular monthly financial and operating reports) to the extent such materials are readily available or are prepared in the ordinary course of business, and (iii) cause the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Buyer in its investigation of the Company and its Subsidiaries.

          (b) Any such investigation by Buyer shall not unreasonably interfere with any of the businesses or operations of the Company and its Subsidiaries. Buyer shall not, prior to the Closing Date, have any contact whatsoever with respect to the Company or any of its Subsidiaries or with respect to the transactions contemplated by this Agreement with any partner, lender, ground lessor, vendor, supplier, employee or consultant of the Company or any of its Subsidiaries, except in consultation with Seller and then only with the express prior approval of Seller (which approval shall not be unreasonably withheld, conditioned or delayed). All requests by Buyer for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by Seller. Buyer shall not be permitted to conduct any invasive tests on any Leased Real Property without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 4.3. CONFIDENTIALITY. The parties shall adhere to the terms and conditions of that certain confidentiality agreement, dated April 30, 2007, by and between Seller and Buyer, as amended and confirmed on November 2, 2007 (the "Confidentiality Agreement").

SECTION 4.4. EFFORTS; REGULATORY AND OTHER AUTHORIZATIONS; CONSENTS.

          (a) Buyer shall use commercially reasonable efforts to cause the conditions set forth in Section 5.1 to be timely satisfied, and Seller shall use commercially reasonable efforts to cause the conditions set forth in Section 5.2 to be timely satisfied. As promptly as practicable after the execution of this Agreement, each party to this Agreement (i) shall make all filings and give all notices reasonably required to be made and given by such party in connection with the transactions contemplated by this Agreement, and (ii) shall use all commercially reasonable efforts to obtain all Consents required to be obtained (pursuant to any Legal Requirement, or otherwise) by such party in connection with the transactions contemplated by this Agreement. Each party shall, upon request of the other party, promptly deliver to such other party a copy of each such filing made, each such notice given and each such Consent obtained by it. The parties hereto understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of the business, assets or properties of such party or of its respective Affiliates (including the Company and its Subsidiaries).

          (b) Antitrust Filings.

                    (i) In furtherance of and not in limitation of the foregoing, each of Seller and Buyer undertakes and agrees to file as soon as practicable following the date of this Agreement (and in any event no later than five Business Days after the date of this Agreement, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") and to make such filings and apply for such approvals and consents as are required under any other applicable Legal Requirements pertaining to antitrust matters.

                    (ii) Each of Seller and Buyer shall (A) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the DOJ or any authority enforcing applicable laws for additional information or documentation and to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters, and (B) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to applicable law and except as prohibited by any applicable representative of any applicable Governmental Authority, Buyer and Seller, acting through outside counsel, agree to coordinate and cooperate fully and promptly with each other in exchanging information and providing assistance as the other party may reasonably request in connection with any required filings or government inquiries related to the transactions contemplated herein.

                    (iii) Buyer and Seller shall, during the Pre-Closing Period, use commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any writ, injunction, decree, order, or judgment that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, Buyer shall have the sole and exclusive right to determine, at its option, whether to contest through litigation on the merits, negotiation or other action any position or claim, including any demands for sale, divestiture or disposition of assets or business of Buyer or its Subsidiaries or, effective as of the Closing Date, the Company or its Subsidiaries, asserted by the FTC, the DOJ or other Governmental Authority in connection with antitrust matters which would operate to hinder or delay the Closing. Buyer shall have the sole and exclusive right to direct and control any such litigation, negotiation or other action, with counsel of its own choosing, and Seller agrees to reasonably cooperate with Buyer with respect thereto.

                    (iv) Seller shall agree if, but solely if, requested by Buyer to divest, hold separate or otherwise take or commit to take any action that limits Buyer's freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries, provided that any such action may be conditioned upon the consummation of the transactions contemplated by this Agreement.

                    (v) In addition, each party shall, subject to applicable law and except as prohibited by any applicable representative of any applicable Governmental Authority, (A) promptly notify the other party of any written or oral communication to that party or its Affiliates from the FTC, the DOJ or any other Governmental Authority, and, permit the other party to review in advance any proposed written or oral communication to any of the foregoing; (B) not agree to participate or permit its Affiliates to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement and the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and (C) furnish the other party, in advance of submission, with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between such party and its Affiliates and its Representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated thereby, and permit the other party to review and comment on any such information prior to its submission.

          (c) Third Party Consents. Buyer shall use its good faith commercially reasonable efforts to assist Seller in obtaining the Consents of third parties listed in Schedule 2.5(b), including providing to such third parties such financial statements and other financial information as such third parties may reasonably request. Between the date hereof and the Closing Date, Seller shall use its commercially reasonable efforts, and Buyer shall cooperate with Seller's efforts, to obtain for the Company or one of its Subsidiaries a valid and effective contractor's license issued by the California Contractors State License Board. If necessary, Buyer shall continue such efforts from and after the Closing Date.

SECTION 4.5. FURTHER ACTION. Each of the parties hereto shall execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

SECTION 4.6. PRESS RELEASES. The parties hereto will, and will cause each of their Affiliates and Representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates and Representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that (a) a party may, without the prior consent of the other party hereto, issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by applicable Legal Requirements or by the rules of any applicable self-regulatory organization, in which event such party will use its commercially reasonable efforts to allow the other party hereto reasonable time to comment on such press release or public announcement in advance of its issuance, and (b) a party may, without the prior consent of the other party hereto, disclose the terms and conditions of this Agreement to its Affiliates and any general partner, limited partner, managing member, officer or director of such party, or any fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such party, but only after first receiving from such third party its agreement to maintain the confidentiality of such terms and conditions and to not use knowledge of such terms and conditions for any purpose other than to evaluate the transactions contemplated by this Agreement (such agreement to contain restrictions on the use and disclosure of such terms and conditions as are substantively comparable in all material respects to the restrictions contained in the Confidentiality Agreement).

SECTION 4.7. NO SOLICITATION. During the Pre-Closing Period, Seller shall not, and it shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, seek, entertain or knowingly encourage, or take any action to solicit, initiate, seek, entertain or knowingly encourage any inquiries or communications relating to, or the making of any proposal or offer that constitutes or may constitute, an Acquisition Proposal, (ii) participate in any discussions or negotiations relating to, any Acquisition Proposal with any person other than Buyer, (iii) furnish to any person other than Buyer any information that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal.

SECTION 4.8. CERTAIN UPDATES. From time to time prior to the Closing, Seller may provide Buyer with written notice of the occurrence, or failure to occur, after the date hereof of any event (a "Matter") that, if it occurred, or failed to occur, on or prior to the date hereof, would have been required to be set forth or described on a Schedule in response to any representation or warranty contained in Article II hereof and that would prevent Seller from satisfying the condition set forth in Section 5.2(e) hereof (any such notice, an "Update"). The Update will be deemed to update the Schedules for purposes of the conditions specified in Section 5.2(b) and Section 5.2(e); provided, however, that Buyer shall continue to have the right to terminate this Agreement pursuant to Section 7.1(c) or Section 7.1(d) as a result of the Matter disclosed in such Update. If Buyer does not terminate the Agreement pursuant to Section 7.1(c) or Section 7.1(d) as a result of the Matter disclosed in such Update, then the Buyer Indemnified Parties shall have no right to indemnification under Article VI hereof in respect of such Matter, notwithstanding anything contained in this Agreement to the contrary.

SECTION 4.9. NOTICES OF CERTAIN EVENTS.

          (a) Without limiting the provisions of Section 4.8 above, during the Pre-Closing Period, Seller shall promptly notify Buyer of:

                    (i) any notice or other communication to Seller or any of its Subsidiaries from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                    (ii) any notice or other communication from any Governmental Authority to Seller or any of its Subsidiaries in connection with the transactions contemplated by this Agreement;

                    (iii) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of Seller, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
          Article II, or that relate to the consummation of the transactions contemplated by this Agreement;

                    (iv) the discovery by Seller or any of its Subsidiaries (or any of their respective Representatives) of any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any of the conditions set forth in Section 5.2(a), Section 5.2(b) or Section 5.2(e); and

                    (v) the discovery by Seller or any of its Subsidiaries (or any of their respective Representatives) of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 5.2 impossible or unlikely.

     Except to the extent provided in Section 4.8, no such notice under this
     Section 4.9(a) shall be deemed to supplement or amend any Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement, or (ii) determining whether any of the conditions set forth in Section 5.2 has been satisfied.

          (b) During the Pre-Closing Period, Buyer shall promptly notify Seller of:

                    (i) any notice or other communication from any Governmental Authority to Buyer or any of its Subsidiaries in connection with the transactions contemplated by this Agreement;

                    (ii) the discovery by Buyer or any of its Subsidiaries (or any of their respective Representatives) of any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any of the conditions set forth in Section 5.1(a) or Section 5.1(b); and

                    (iii) the discovery by Buyer or any of its Subsidiaries (or any of their respective Representatives) of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 5.1 impossible or unlikely.

     No such notice under this Section 4.9(b) shall be deemed to supplement or amend any Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Buyer in this Agreement, or
     (ii) determining whether any of the conditions set forth in Section 5.1 has been satisfied.

SECTION 4.10. CONVEYANCE TAXES. The parties shall share equally any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar taxes that become payable in connection with the acquisition by Buyer of the Subject Shares and other transactions contemplated hereby, and the applicable parties shall file such applications and documents as shall permit any such tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure and the other party shall cooperate and assist in the preparation and filing of such applications and documents as may be reasonably requested.

SECTION 4.11. PAYOFF LETTERS AND INVOICES. Seller shall exercise commercially reasonable efforts to obtain and deliver to Buyer no later than the Business Day immediately prior to the Closing Date, an accurate and complete copy of: (a) payoff letters, each dated no more than five (5) Business Days prior to the Closing Date, with respect to all Indebtedness of the Company and its Subsidiaries and the amounts payable to the applicable lender thereof to (i) satisfy such Indebtedness listed on Schedule 4.11(d) as of the Closing and (ii) terminate and release any Encumbrances related thereto (each, a "Payoff Letter"); and (b) an invoice from each advisor or other service provider to the Company and its Subsidiaries, dated no more than five (5) Business Days prior to the Closing Date, with respect to all Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date (each, an "Invoice").

SECTION 4.12. BOOKS AND RECORDS. Subject to Section 4.15(a), Buyer shall, and shall cause the Company and each of its Subsidiaries to, until the fourth (4th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company and its Subsidiaries in existence on the Closing Date in accordance with the document management and retention policies of Buyer in effect from time to time, and, to the extent such books, records and other documents remain in the possession of Buyer, to make the same available for inspection and copying by Seller or any representative of Seller at the expense of Seller during the normal business hours of Buyer, the Company or such Subsidiary, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the fourth
(4th) anniversary of the Closing Date by Buyer or the Company without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.

SECTION 4.13. AUDITED CLOSING FINANCIAL STATEMENTS. As soon as reasonably practicable following the Closing Date, but in no event later than ninety (90) days following the Closing Date, Seller shall cause to have prepared and delivered to Buyer an audited consolidated balance sheet of the Company as of the Closing Date, as well as audited consolidated statements of operations, cash flows and stockholders' equity for the period beginning January 1, 2007 and ending on the Closing Date (the "Audited Closing Financial Statements"), accompanied by an audit opinion of KPMG LLP. Buyer shall use commercially reasonable efforts to assist Seller and KPMG LLP and shall cooperate fully and promptly with Seller and KPMG LLP by providing information and providing assistance as Seller or KPMG LLP may reasonably request in connection with the preparation of the Audited Closing Financial Statements. Seller shall permit KPMG LLP to consult with the independent auditors of Buyer in the preparation of the Audited Closing Financial Statements and to consider in good faith any recommendations made by Buyer's independent auditors in respect thereto. The Audited Closing Financial Statements shall fairly present, in conformity with GAAP applied on a consistent basis, the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated results of operations, cash flows and stockholders' equity of the Company and its Subsidiaries for the periods then ended (subject to normal and recurring year-end adjustments that are not, individually or in the aggregate, material in magnitude) and shall comply with the applicable requirements of the Securities Act (and the related rules and regulations) and the applicable requirements of the Exchange Act (and the related rules and regulations). At such time as KPMG LLP delivers the Audited Closing Financial Statements and its work papers with respect thereto to Seller, Seller shall provide copies of such Audited Closing Financial Statements and work papers to Buyer. The parties shall share equally the reasonable fees and expenses charged by KPMG LLP in connection with the preparation of the Audited Closing Financial Statements.

SECTION 4.14. PAYMENT OF 2007 STAFF BONUSES. Prior to the Closing Date, Seller shall pay or cause to be paid the 2007 Staff Bonuses.

SECTION 4.15. TAX MATTERS. Notwithstanding anything contained in this Agreement to the contrary:

          (a) Cooperation on Tax Matters. Seller and Buyer shall cooperate with each other to the extent reasonably requested, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Buyer agrees to cause the Company and its Subsidiaries to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to all Tax periods until sixty (60) days following the expiration of the statute of limitations (and any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax authority.

          (b) Consolidated Returns. Buyer agrees that the Company will file a consolidated federal income Tax Return with Buyer and that the Company will become a member of Buyer's consolidated group at the end of the Closing Date in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii).

          (c) Responsibility for Preparing and Filing Tax Returns. Buyer and the Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or before the Closing Date that are filed after the Closing Date and for all periods beginning on or before the Closing Date that end after the Closing Date. Buyer and the Company shall prepare all such Tax Returns consistent with the past practices of the Company. Not later than thirty (30) days before the filing of any such Tax Return, Buyer and the Company shall provide Seller with a draft of such Tax Return. Seller shall be entitled to review, comment on, and approve such Tax Return before it is filed, and Buyer and the Company shall incorporate all comments of Seller in such Tax Return. To the extent requested by Buyer, such comments will be supported by a "more likely than not" opinion from Goodwin Procter LLP (or such other law firm or accounting firm as mutually agreed to by Buyer and Seller). Buyer shall cause the Company to deduct, and the Company shall deduct, the 2007 Staff Bonuses on the Company's income Tax Returns for the period ending on the Closing Date. To the extent that the 2007 Staff Bonuses are not deducted on such income Tax Returns for the period ending on the Closing Date, Buyer shall cause the Company to deduct, and the Company shall deduct, the 2007 Staff Bonuses on the Company's income Tax Returns in the appropriate period. The Company's past practices shall not preclude the deduction of the 2007 Staff Bonuses. Buyer shall not amend, or permit the Company or its Subsidiaries to amend, any Tax Returns of the Company that relates, in whole or in part, to any Pre-Closing Tax Period without the prior written consent of Seller. Buyer shall not make, or cause the Company or any of its Subsidiaries to make, any election under Section 172(b)(3) of the Code to waive a carryback of a net operating loss arising in any Pre-Closing Tax Period.

          (d) Refunds and Tax Benefits. Seller shall be entitled to any refunds of any Taxes and amounts credited against Taxes relating to the Pre-Closing Tax Period with respect to the Company and/or its Subsidiaries, except to the extent fully reflected on the Closing Date Schedule and used in calculating Closing Net Working Capital. Buyer and the Company, upon the request of Seller, shall file all applicable forms claiming such Tax refunds or credits and shall pay over to Seller the amount of any such Tax refunds promptly upon receipt of any such refund or entitlement to any such credit.

          (e) Certain Deductions. In the event Buyer, the Company, or its Subsidiaries obtains a deduction for the 2007 Staff Bonuses in any Tax period which ends following the Closing, Buyer shall cause the Company to pay to Seller the difference between (i) the Buyer's and the Company's and its Subsidiaries' Tax liability for all periods other than the Pre-Closing Tax Period as computed without taking the 2007 Staff Bonuses into account, minus (ii) the Buyer's and the Company's and its Subsidiaries' actual Tax liability for all periods other than the Pre-Closing Tax Period, within fifteen (15) days after the filing of any Tax Return reflecting such reduced Tax liability.

          (f) Tax Proceedings.

                    (i) If, after the Closing, any party hereto becomes aware of any assessment, official inquiry, examination or proceeding that could result in an official determination with respect to Taxes due or payable by the Company or any of its Subsidiaries for any Pre-Closing Tax Period or any Straddle Period, such party shall promptly notify the other party hereto in writing. Such notice shall specify in reasonable detail the basis for such assessment, official inquiry, examination or proceeding, to the extent known, and shall include copies of any relevant correspondence received from the applicable Tax authority or any other Person relating to such Tax matter.

                    (ii) The contest and/or settlement of any issue raised in any official inquiry, examination or proceeding that could result in an official determination with respect to Taxes due or payable for any such Pre-Closing Tax Period or any Straddle Period shall be conducted as follows:

                         (A) With respect to any tax proceeding involving a
               Pre-Closing Tax Period, Seller shall have the right, at its own expense, to conduct the contest and/or settlement of such issue; provided, that Buyer shall have the right, at Buyer's expense, to participate with Seller in the proceedings and negotiations with respect to such issue. Notwithstanding such participation, Seller shall control the proceedings and, except as provided below, have the final say with respect to such negotiations and any disposition of such issue and, except as provided below, Buyer shall agree to any settlement, compromise or resolution of such issue proposed by Seller.

                         (B) With respect to any tax proceeding not described in
               Section 4.15(f)(ii)(A), Buyer shall have the right, at its expense, to conduct the contest and/or settlement of such issue and, except as provided below, have the final say with respect to the negotiations with respect to such issue and any disposition of such issue; provided, that if such issue involves the portion of a Straddle Period which is a Pre-Closing Tax Period, Seller shall have the right, at its expense, to participate with Buyer in such negotiations and Buyer and Seller shall jointly control the disposition of such issue.

                         (C) Notwithstanding anything in this Section 4.15(f) to
               the contrary, no party conducting the contest or settlement of any Tax issue shall have the right to settle, compromise, resolve or otherwise dispose of any such issue without the other party's written consent, which consent shall not unreasonably be withheld, conditioned or delayed, if such settlement, compromise, resolution or other disposition reasonably could cause a material increase in the Tax liability of such other party or its Affiliates for any Tax period.

SECTION 4.16. ESTOPPEL CERTIFICATES. Seller shall use its commercially reasonable efforts to obtain an estoppel certificate in substantially the form attached hereto as Exhibit I from the landlords under the Leases identified on
Schedule 4.16.

SECTION 4.17. BENEFIT PLAN MATTERS.

          (a) 401(k) Plan. Seller shall cause Nova Analytics Corporation, a Delaware corporation ("Analytics"), to amend the Nova Analytics 401(k) Plan to provide for full (100%) vesting of each employee of the Company and its Subsidiaries as of the Closing Date.

          (b) Certain Insurance and Service Provider Contracts. Seller shall cooperate with Buyer with respect to any Benefit Plan that is funded or provided through an insurance contract or service agreement that insures or covers employees of Seller and its Subsidiaries (including the Company and its Subsidiaries) to obtain from such insurer or service provider contracts or agreements that, from and after the Closing, separately insure or cover employees of Seller and its Subsidiaries (other than the Company and its Subsidiaries), on the one hand, and employees of the Company and its Subsidiaries, on the other hand, on substantially similar terms as the contracts or agreements existing immediately prior to the Closing.

          (c) Cooperation on Benefit Plans. The parties shall cooperate in providing information for timely filing of all documents required to be filed by any of the parties with the IRS or any other Governmental Authority with respect to any of the Benefit Plans. The parties shall provide each other in a timely fashion copies of plan documents (including prior or superseded plan documents), amendments, trust agreements or other funding arrangements, material written employee communications by the plan administrator or sponsor of each such plan, all documents and reports filed with, and material correspondence with, any Governmental Authority regarding each such plan's annual reports (e.g., the complete Form 5500) including all attachments, actuarial valuation reports, relevant employment data, employee plan benefit and expense information and other data necessary for the continued proper administration of the Benefit Plans.

SECTION 4.18. INSURANCE. At Buyer's cost and expense, Seller shall provide reasonable cooperation to Buyer in order to afford Buyer and its Subsidiaries, and shall use its commercially reasonable efforts to ensure that Buyer and its Subsidiaries are provided, to the maximum extent permissible under the applicable insurance policies, the right to receive payment or have payment made on behalf of Buyer, after the Closing, under any insurance policies of Seller covering the business of the Company and its Subsidiaries prior to the Closing and, to the extent such policies are prepaid, after the Closing with respect to any claim or loss covered by such policies that arises out of, results from or relates to any of the assets, liabilities or operations of such business, including both known and unknown claims under such insurance policies, which efforts shall include tendering claims under such insurance policies on Buyer's behalf and remitting any payment in respect of such claims from insurers to Buyer. For the avoidance of doubt, any such rights of Buyer to receive payment or have payment made on behalf of Buyer on any such insurance claim shall be subject to any deductibles, self-insured retentions, retained amounts, retentions or exclusions. To the extent permissible under the applicable insurance policies, with respect to first party losses, Buyer shall be named as loss payee as its interest may appear for any loss occurring prior to the Closing.

SECTION 4.19. WTW/PINNACLE. As soon as practical following the Closing, but in no event prior to January 2, 2008 or later than January 31, 2008, the Company will sell, transfer, assign and delegate to Analytics (or a Subsidiary of Analytics), and Seller shall cause Analytics (or such Subsidiary) to purchase, acquire and assume from the Company on an "as is, where is" basis without warranty of any kind whatsoever, express or implied, or guarantee of collectibility, (i) all inventories on hand at the Company or any of its Subsidiaries of WTW and Pinnacle products (as such terms are commonly used in Analytic's business) and all accounts receivable attributable to the sale of such products to third parties (collectively, the "WTW/Pinnacle Current Assets"), and (ii) all accounts payable to third parties for such products (the "WTW/Pinnacle Current Liabilities"). Following such sale, but in no event later than five (5) Business Days thereafter, (A) Seller shall cause Analytics (or its Subsidiary) to pay, or cause to be paid, to the Company in immediately available funds cash in an amount equal to the excess, if any, of the net book value of the WTW/Pinnacle Current Assets minus the WTW/Pinnacle Current Liabilities, and
(B) the Company will pay, or cause to be paid, to Analytics in immediately available funds cash in an amount equal to the excess, if any, of the WTW/Pinnacle Current Liabilities minus the net book value of the WTW/Pinnacle Current Assets. From and after the Closing and prior to such sale, the Company will not (and Buyer will not cause or permit the Company or its Subsidiaries to) take any action with the intention of deferring the payment of any WTW/Pinnacle Current Liabilities or accelerating the receipt or collection of the receivables comprising the WTW/Pinnacle Current Assets, in each case, outside the ordinary course of business consistent with the Company's and its Subsidiaries' past practice.

                        ARTICLE V - CONDITIONS TO CLOSING

SECTION 5.1. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions (each of which is provided for the exclusive benefit of Seller and may be waived by it in whole or in part in its sole discretion):


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

          (a) All covenants contained in this Agreement to be complied with by Buyer on or before the Closing shall have been complied with in all material respects.

          (b) (i) Each of the representations and warranties of Buyer contained in Article III that is qualified by "materiality" or "material adverse effect" or other similar materiality qualifications shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for such representations and warranties that address matters only as of a particular date, which shall remain true and correct in all respects as of such date, and (ii) each of the representations and warranties of Buyer contained in Article III that is not qualified by "materiality" or "material adverse effect" or other similar materiality qualifications shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for such representations and warranties that address matters only as of a particular date, which shall remain true and correct in all material respects as of such date.

          (c) No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, writ, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the sale and purchase of the Subject Shares pursuant to the terms of this Agreement illegal or otherwise prohibiting consummation of the sale and purchase of the Subject Shares.

          (d) The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and any similar waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall have expired or been terminated.

          (e) Seller shall have received the Escrow Agreement, executed by Buyer and the Escrow Agent, and such agreement shall be in full force and effect.

          (f) Seller shall have received a legal opinion, in the form attached hereto as Exhibit B, from Latham & Watkins LLP, legal counsel to Buyer.

          (g) Seller shall have received a certificate executed on behalf of Buyer by its Chief Executive Officer and its Chief Financial Officer (the "Buyer Closing Certificate") and containing representations and warranties of Buyer to the effect that the conditions set forth in Sections 5.1(a) and 5.1(b) have been duly satisfied, and such certificate shall be in full force and effect.

SECTION 5.2. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions (each of which is provided for the exclusive benefit of Buyer and may be waived by it in whole or in part in its sole discretion):

          (a) All covenants contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects.


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

          (b) Subject to Section 4.8, (i) each of the representations and warranties of Seller contained in Article II that is qualified by "materiality" or "Material Adverse Effect" or other similar materiality qualifications shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for such representations and warranties that address matters only as of a particular date, which shall remain true and correct in all respects as of such date, and
(ii) each of the representations and warranties of Seller contained in Article II that is not qualified by "materiality" or "Material Adverse Effect" or other similar materiality qualifications shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for such representations and warranties that address matters only as of a particular date, which shall remain true and correct in all material respects as of such date.

          (c) No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, writ, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the sale and purchase of the Subject Shares pursuant to the terms of this Agreement illegal or otherwise prohibiting consummation of the sale and purchase of the Subject Shares.

          (d) The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated (and there shall not be in effect any voluntary agreement between Buyer and the FTC or the DOJ pursuant to which Buyer has agreed not to consummate the transactions contemplated by this Agreement for any period of time), and any similar waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall have expired or been terminated.

          (e) Subject to Section 4.8, since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

          (f) (i) Each of the Consents set forth in Schedule 5.2(f) shall have been obtained in form and substance reasonably satisfactory to Buyer and shall be in full force and effect.

          (g) There shall not be pending or threatened any Legal Proceeding by any Governmental Authority: (a) challenging or seeking to restrain or prohibit the consummation of the sale and purchase of the Subject Shares; (b) relating to the transactions contemplated by this Agreement and seeking to obtain from Buyer, the Company or any of its Subsidiaries, any damages or other relief that may be material to Buyer, the Company or any of its Subsidiaries; (c) seeking to prohibit or limit in any material respect Buyer's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the Subject Shares; (d) that has had or would reasonably be expected to have a material adverse effect on the right of Buyer, the Company or any of its Subsidiaries to own the assets or operate the business of the Company or any of its Subsidiaries; or (e) seeking to compel Buyer, the Company or any of its Subsidiaries to dispose of or hold separate any material assets as a result of any of the transactions contemplated by this Agreement.

          (h) All Contracts between the Company or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates or Subsidiaries (other than the Company and its Subsidiaries and their respective employees in their capacity as such), on the other hand, shall have been terminated.

          (i) Buyer shall have received the following agreements and documents, each of which shall be in full force and effect (subject to Buyer's execution and delivery of the same, to the extent applicable):

                    (i) the Escrow Agreement, executed by Seller and the Escrow Agent;

                    (ii) the Condor Agreements, executed by Condor and Alan Petroff, as applicable;

                    (iii) a consulting agreement, in the form attached hereto as Exhibit C, executed by Jim Barbookles;

                    (iv) employment agreements, in the form attached hereto as Exhibit D, executed by each of the individuals identified on Schedule 5.2(i)(iv) (the "Key Employees");

                    (v) general releases, in the form attached hereto as Exhibit E, executed by each of the Persons identified on Schedule 5.2(i)(v);

                    (vi) noncompetition agreements, in the form attached hereto as Exhibit F, executed by each of the Persons identified on Schedule 5.2(i)(vi);

                    (vii) noncompetition agreements, in the form attached hereto as Exhibit G, executed by each of the Persons identified on Schedule 5.2(i)(vii);

                    (viii) written resignations of each of the members of the board of directors of the Company, each such resignation to be effective as of the Closing;

                    (ix) a legal opinion, in the form attached hereto as Exhibit H, from Goodwin Procter LLP, legal counsel to Seller;

                    (x) a certificate executed on behalf of Seller by its Chief Executive Officer and its Chief Financial Officer (the "Seller Closing Certificate") and containing representations and warranties of Seller
          (A) to the effect that the conditions set forth in Sections 5.2(a), 5.2(b), 5.2(e) and 5.2(j) have been duly satisfied, (B) specifying the total amount of the Closing Indebtedness (and attaching thereto an accurate and complete copy of each Payoff Letter not previously delivered to Buyer), and (C) specifying the total amount of the Company Transaction Expenses (and attaching thereto an accurate and complete copy of each Invoice not previously delivered to Buyer); and


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

                    (xi) such forms and certificates, duly executed and acknowledged, in form and substance reasonably satisfactory to Buyer, certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code.

          (j) As of immediately prior to the Closing, each of the Key Employees shall remain employed by the Company or one of its Subsidiaries and shall not have provided any notice of such Key Employee's intention to terminate such employment following the Closing.

        ARTICLE VI - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW;
                                 INDEMNIFICATION

SECTION 6.1. SURVIVAL. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein, as the case may be, shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months after the Closing Date, except for (i) the representations and warranties made by Seller in Sections 2.9 (Taxes), 2.10 (Employee Benefit Plans) and 2.15 (Environmental Matters), which shall expire 30 days after the expiration of the statute of limitations applicable to any claim brought or that may be brought by any Buyer Indemnified Party in connection with any of the matters to which Seller has represented or warranted in Sections 2.9, 2.10 or 2.15, and (ii) the representations and warranties made by Seller in Sections 2.1 (The Subject Shares), 2.2 (Existence; Good Standing; Authority), and 2.3 (Capitalization), and by Buyer in Section 3.1(b) (Existence; Good Standing; Authority), which shall survive indefinitely; provided, that any written claim for breach thereof made prior to the above-referenced expiration date, if any, for such representation or warranty and delivered to the party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such expiration, if any, will not affect the rights to indemnification under this Article VI of the party making such claim.

SECTION 6.2. ESCROW AMOUNT.

The Escrow Amount shall be available, pursuant to the terms of the Escrow Agreement, to compensate Buyer pursuant to the indemnification obligations of Seller and to make the payments required to be made to Buyer pursuant to Section 1.6(e)(ii), if any; provided, however, that any rights of indemnification or other remedies specified herein shall be subject to Section 6.3(b).

SECTION 6.3. INDEMNIFICATION BY SELLER.

          (a) From and after the Closing, Seller agrees, subject to the other terms and conditions of this Agreement, to indemnify and hold harmless each Buyer Indemnified Party, and shall compensate and reimburse each Buyer Indemnified Party for, any Losses which are suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise become subject (regardless of whether or not such Losses relate to any third-party claim) and which arise from or as a result of, or are connected with: (i) any inaccuracy in or breach of any representation or warranty of Seller contained in Article II; (ii) any inaccuracy in or breach of any representation or warranty of Seller contained in Article II as if such representation and warranty had been made on and as of the Closing Date, except for


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

such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time; (iii) any breach of any covenant or agreement of Seller contained in this Agreement or that certain Side Letter, dated as of the date hereof, by and among the Seller, Analytics, ADS LLC and Buyer; (iv) any Closing Indebtedness or Company Transaction Expenses, to the extent not accounted for in the determination of the Estimated Purchase Price;
(v) any Taxes of the Company or any of its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (each such taxable period, a "Pre-Closing Tax Period"), except to the extent fully accounted for in the calculation of Closing Net Working Capital; and (vi) any of the matters set forth on Schedule 6.3(a).

     For purposes of clause (v) above, in the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income, receipts, payroll, or sales of the Company or any of its Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company or any of its Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

          (b) The indemnification obligations of Seller pursuant to Section 6.3(a) shall be limited as follows:

                    (i) Seller shall have no obligation to provide any indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 6.3(a) exceeds $1,500,000 (the "Threshold Amount"), and then only to the extent such aggregate amount exceeds such Threshold Amount; provided, however, that the limitations set forth in this Section 6.3(b)(i) shall not apply to any claim for indemnification made pursuant to: (1) Section 6.3(a)(i) and/or Section 6.3(a)(ii), in each case, to the extent such claim arises from or is a result of or directly connected with, any inaccuracy in or breach of a representation or warranty set forth in Sections 2.1, 2.2, 2.3, 2.9, 2.10 or 2.15; (2) Section 6.3(a)(iii);
          (3) Section 6.3(a)(iv); (4) Section 6.3(a)(v); or (5) Section 6.3(a)(vi).

                    (ii) Seller shall not be obligated to indemnify any Buyer Indemnified Party pursuant to Section 6.3(a) for any amount of indemnifiable Losses in excess of the Escrow Amount in the aggregate (the "Maximum Amount"); provided, however, that the limitations set forth in this Section 6.3(b)(ii) shall not apply to any claim for indemnification made pursuant to: (1) Section 6.3(a)(i) and/or Section 6.3(a)(ii), in each case, to the extent such claim arises from or is a result of or directly connected with, any inaccuracy in or breach


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

          of a representation or warranty set forth in Sections 2.1, 2.2, 2.3 or 2.9; (2) Section 6.3(a)(iii); (3) Section 6.3(a)(iv); or (4) Section 6.3(a)(v).

                    (iii) The maximum aggregate liability of Seller pursuant to this Article VI shall be equal to the Purchase Price.

          (c) Payments by Seller pursuant to Section 6.3(a) shall be further limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the applicable Buyer Indemnified Parties from any third party with respect thereto (net of any incremental premiums paid or other costs incurred by such Buyer Indemnified Parties in obtaining such insurance proceeds or indemnity, contribution or similar payment). The amount of Losses otherwise recoverable under Section 6.3(a) shall be adjusted to the extent to which any Tax liabilities or benefits are actually realized by the Buyer Indemnified Parties by reason of any Loss (after considering the Tax consequence of any associated indemnity payment) in any taxable year, calculated on a with and without basis.

          (d) A Buyer Indemnified Party shall give Seller written notice of any claim, assertion, event or Legal Proceeding (a "Buyer Claim") by or in respect of a third party as to which such Buyer Indemnified Party may request indemnification hereunder or as to which the Threshold Amount may be applied as soon as is practicable and in any event within twenty (20) days of the time that such Buyer Indemnified Party learns of such Buyer Claim; provided, however, that the failure to so notify Seller shall not affect rights to indemnification hereunder except to the extent that Seller is actually prejudiced by such failure.

          (e) In the event of the assertion or commencement of any Buyer Claim (whether against Buyer, the Company or against any other Person) with respect to which Seller may become obligated to hold harmless, indemnify, compensate or reimburse any Buyer Indemnified Party pursuant to this Article VI, the Buyer Indemnified Party shall have the right, at its election, to proceed with the defense of such Buyer Claim. If the Buyer Indemnified Party so proceeds with the defense of such Buyer Claim:

                    (i) Seller shall make available to the Buyer Indemnified Party any documents and materials in its possession or control that may be necessary to the defense of such Buyer Claim; and

                    (ii) the Buyer Indemnified Party shall not settle, adjust or compromise such Buyer Claim if the relief consists of money damages without the consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that in the event Seller does not consent to the settlement, adjustment or compromise of such Buyer Claim proposed by the Buyer Indemnified Party in good faith taking into account the merits of the Buyer Claim, after consultation with Seller, Seller shall be deemed to have acknowledged that the Buyer Indemnified Parties are entitled to indemnification under this Article VI in respect of such Buyer Claim and Seller shall as promptly as practicable post a bond, letter of credit or other similar security in each case reasonably satisfactory to, and in favor of, the Buyer

          Indemnified Party in an amount which equals the excess, if any, of (1) the money damages, if any, sought by the plaintiff or claimant in the matter over (2) the remaining balance of the Escrow Amount that is not otherwise subject to other pending Buyer Claims. Upon the posting of such bond, letter of credit or other similar security, Seller shall have the right to assume the defense of such Buyer Claim. For the avoidance of doubt, the Buyer Indemnified Party shall have the right to settle, adjust or compromise any portion of a Buyer Claim without the consent of Seller that does not consist of a claim for money damages.

Notwithstanding an election by the Buyer Indemnified Party to proceed with the defense of such Buyer Claim, Seller shall have the right to employ separate counsel and to participate in the defense of such Buyer Claim, in each case at its sole cost and expense.

Notwithstanding the foregoing, Seller shall have the right to assume the defense of any Buyer Claim that (i) does not involve any Governmental Authority or customer of Buyer, the Company or any of their respective Subsidiaries, (ii) solely seeks as a remedy the payment of money damages in an amount less than the remaining balance of the Escrow Amount that is not otherwise subject to other pending Buyer Claims, and (iii) Seller first admits in writing is a Buyer Claim for which the Buyer Indemnified Parties are entitled to indemnification under this Article VI. If Seller shall undertake to defend such Buyer Claim, it shall promptly notify the Buyer Indemnified Party of Seller's intention to do so. If Seller so proceeds with the defense of such Buyer Claim, Buyer shall make available to Seller any documents and materials in its possession or control that may be necessary to the defense of such Buyer Claim. Notwithstanding an election by Seller to assume the defense of such Buyer Claim, (i) the applicable Buyer Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Buyer Claim, and Seller shall bear the reasonable fees, costs and expenses of such separate counsel if (A) the Buyer Indemnified Party shall have received a written opinion from counsel that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by Seller inappropriate, (B) the Buyer Indemnified Party shall have determined in good faith, after consultation with Seller, that the Losses in respect of such Buyer Claim may exceed the remaining balance of the Escrow Amount, or (C) Seller shall have authorized the Buyer Indemnified Party to employ separate counsel at Seller's expense, and (ii) the Buyer Indemnified Party shall have the right to assume the defense of such Buyer Claim at any time after Seller assumes the defense of such Buyer Claim if Seller is not diligently defending such Buyer Claim. Subject to the penultimate sentence of Section 6.3(e)(ii), if Seller does not elect to defend such Buyer Claim within the thirty (30)-day period following its receipt of written notice of such Buyer Claim, the Buyer Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at Seller's expense, to defend such Buyer Claim. The Buyer Indemnified Party's defense of, or participation in the defense of, any such Buyer Claim shall not in any way diminish or lessen the obligations of Seller under this Article VI.

In no event may Seller settle, adjust or compromise any Buyer Claim that Seller is entitled to and has elected to defend without the consent of the Buyer Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, that Seller may settle, adjust or compromise any such Buyer Claim without the consent of the Buyer Indemnified Party so long as
(i) the relief consists solely of money damages in an amount less than the remaining balance of the Escrow Amount that is not otherwise subject to other pending Buyer Claims plus, in the event a bond, letter of credit or other similar security has been posted in accordance with Section 6.3(e)(ii), the amount of such bond, letter of credit or other similar security and (ii) the plaintiff or claimant in the matter releases all Buyer Indemnified Parties from all liability with respect thereto.

          (f) To avoid the duplication of recoveries, no Buyer Indemnified Party shall be entitled to indemnification hereunder for any Loss arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Loss incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent that such Loss is included in the calculation of Closing Net Working Capital, as finally determined pursuant to Section 1.6.

          (g) The representations, warranties and covenants of Seller, and the rights and remedies that may be exercised by the Buyer Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Buyer Indemnified Parties or any of their Representatives.

          (h) Any liability for indemnification under this Section 6.3 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

SECTION 6.4. INDEMNIFICATION BY BUYER.

          (a) From and after the Closing, Buyer agrees, subject to the other terms and conditions of this Agreement, to indemnify and hold harmless each Seller Indemnified Party, and shall compensate and reimburse each Seller Indemnified Party for, any Losses which are suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise become subject (regardless of whether or not such Losses relate to any third-party claim) and which arise from or as a result of, or are connected with: (i) any inaccuracy in or breach of any representation or warranty of Buyer contained in Article III; (ii) any inaccuracy in or breach of any representation or warranty of Buyer contained in Article III as if such representation and warranty had been made on and as of the Closing Date, except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time; and (iii) any breach of any covenant or agreement of Buyer contained in this Agreement.

          (b) Except for claims for failure to pay the Purchase Price hereunder and for any inaccuracy in or breach of any representation or warranty made by Buyer in Section 3.1, the indemnification obligations of Buyer pursuant to
Section 6.4(a)(i) and/or Section 6.4(a)(ii) shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 6.4(a)(i) and Section 6.4(a)(ii) exceeds the Threshold Amount, and then only to the extent such aggregate amount exceeds the Threshold Amount. The maximum aggregate liability of Buyer pursuant to this Article VI shall be equal to the Purchase Price.

          (c) Payments by Buyer pursuant to Section 6.4(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the applicable Seller Indemnified Parties from any third party with respect thereto (net of any incremental premiums paid or other costs incurred by such Seller Indemnified Parties in obtaining such insurance proceeds or indemnity, contribution or similar payment). The amount of Losses otherwise recoverable under Section 6.4(a) shall be adjusted to the extent to which any Tax liabilities or benefits are actually realized by the Seller Indemnified Parties by reason of any Loss (after considering the Tax consequence of any associated indemnity payment) or indemnity payment hereunder in any taxable year, calculated on a with and without basis.

          (d) A Seller Indemnified Party shall give Buyer written notice of any claim, assertion, event or Legal Proceeding (a "Seller Claim") by or in respect of a third party as to which such Seller Indemnified Party may request indemnification hereunder or as to which the Threshold Amount may be applied as soon as is practicable and in any event within twenty (20) days of the time that such Seller Indemnified Party learns of such Seller Claim; provided, however, that the failure to so notify Buyer shall not affect rights to indemnification hereunder except to the extent that Buyer is actually prejudiced by such failure.

          (e) In the event of the assertion or commencement of any Seller Claim (whether against Seller or against any other Person) with respect to which Buyer may become obligated to hold harmless, indemnify, compensate or reimburse any Seller Indemnified Party pursuant to this Article VI, the Seller Indemnified Party shall have the right, at its election, to proceed with the defense of such Seller Claim on its own. If the Seller Indemnified Party so proceeds with the defense of such Seller Claim:

                    (i) Buyer shall make available to the Seller Indemnified Party any documents and materials in its possession or control that may be necessary to the defense of such Seller Claim; and

                    (ii) the Seller Indemnified Party shall not settle, adjust or compromise such Seller Claim if the relief consists of money damages without the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that in the event Buyer does not consent to the settlement, adjustment or compromise of such Seller Claim, Buyer shall be deemed to have acknowledged that the Seller Indemnified Parties are entitled to indemnification under this Article VI in respect of such Seller Claim and Buyer shall as promptly as practicable post a bond, letter of credit or other similar security in each case reasonably satisfactory to, and in favor of, the Seller Indemnified Party in an amount which equals the money damages, if any, sought by the plaintiff or claimant in the matter. Upon the posting of such bond, letter of credit or other similar security, Buyer shall have the right to assume the defense of such Seller Claim. For the avoidance of doubt, the Seller Indemnified Party shall have the right to settle, adjust or compromise any portion of a Seller Claim without the consent of Buyer that does not consist of a claim for money damages.


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Notwithstanding an election by the Seller Indemnified Party to proceed with the defense of such Seller Claim, Buyer shall have the right to employ separate counsel and to participate in the defense of such Seller Claim, in each case at its sole cost and expense.

Notwithstanding the foregoing, Buyer shall have the right to assume the defense of any Seller Claim that (i) does not involve any Governmental Authority or customer of Seller or any of its Affiliates or Subsidiaries, (ii) solely seeks as a remedy the payment of money damages, and (iii) Buyer first admits in writing is a Seller Claim for which the Seller Indemnified Parties are entitled to indemnification under this Article VI. If Buyer shall undertake to defend such Seller Claim, it shall promptly notify the Seller Indemnified Party of Buyer's intention to do so. If Buyer so proceeds with the defense of such Seller Claim, Seller shall make available to Buyer any documents and materials in its possession or control that may be necessary to the defense of such Seller Claim. Notwithstanding an election by Buyer to assume the defense of such Seller Claim,
(i) the applicable Seller Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Seller Claim, and Buyer shall bear the reasonable fees, costs and expenses of such separate counsel if (A) the Seller Indemnified Party shall have received a written opinion from counsel that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by Buyer inappropriate or (B) Buyer shall have authorized the Seller Indemnified Party to employ separate counsel at Buyer's expense, and (ii) the Seller Indemnified Party shall have the right to assume the defense of such Seller Claim at any time after Buyer assumes the defense of such Seller Claim if Buyer is not diligently defending such Seller Claim. Subject to the penultimate sentence of
Section 6.4(e)(ii), if Buyer does not elect to defend such Seller Claim within the thirty (30)-day period following its receipt of written notice of such Seller Claim, the Seller Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at Buyer's expense, to defend such Seller Claim. The Seller Indemnified Party's defense of, or participation in the defense of, any such Seller Claim shall not in any way diminish or lessen the obligations of Buyer under this Article VI.

In no event may Buyer settle, adjust or compromise any Seller Claim that Buyer is entitled to and has elected to defend without the consent of the Seller Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, that Buyer may settle, adjust or compromise any such Seller Claim without the consent of the Seller Indemnified Party so long as
(i) the relief consists solely of money damages and (ii) the plaintiff or claimant in the matter releases all Seller Indemnified Parties from all liability with respect thereto.

          (f) The representations, warranties and covenants of Buyer, and the rights and remedies that may be exercised by the Seller Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Seller Indemnified Parties or any of their Representatives.

          (g) Any liability for indemnification under this Section 6.4 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.


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

SECTION 6.5. TREATMENT OF INDEMNITY PAYMENTS. All payments made by Seller or Buyer, as the case may be, to or for the benefit of the other party pursuant to this Article VI shall be treated as adjustments to the Purchase Price for tax purposes.

SECTION 6.6. NO CONTRIBUTION. Seller shall not have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any Buyer Indemnified Party (including the Company or any of its Subsidiaries) in connection with any indemnification obligation or any other liability to which Seller may become subject under or in connection with this Agreement.

SECTION 6.7. REMEDIES EXCLUSIVE. From and after the Closing, absent fraud or intentional misrepresentation, the rights of the parties to indemnification under this Article VI shall be the exclusive remedies of the parties subsequent to the Closing Date with respect to the recovery of any money damages any Buyer Indemnified Party or Seller Indemnified Party may incur arising from or relating to this Agreement or the transactions contemplated hereby (it being understood that nothing in this Section 6.7 or elsewhere in this Agreement shall limit the parties' rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement or to be performed after the Closing). Subject to the preceding sentence, to the maximum extent permitted by law, the parties hereby waive all other rights and remedies with respect to the recovery of money damages in any way relating to this Agreement or arising in connection herewith, whether under any laws, at common law or otherwise.

SECTION 6.8. CALCULATION OF LOSSES. Solely for purposes of calculating Losses under this Article VI once a breach of a representation or warranty has occurred (and specifically not for purposes of determining whether such a breach has occurred or for purposes of determining whether the conditions set forth in
Section 5.1 or Section 5.2 have been satisfied), no effect shall be given to qualifications of materiality, such as "Material Adverse Effect," "in all material respects" and other similar qualifications that are included in the representations and warranties contained in this Agreement.

                            ARTICLE VII - TERMINATION

SECTION 7.1. TERMINATION. This Agreement may be terminated:

          (a) at any time, by the mutual written consent of Seller and Buyer;

          (b) by Seller, if Seller is not then in material breach of any term of this Agreement, upon written notice to Buyer, upon a material breach of any representation, warranty or covenant of Buyer contained in this Agreement which would be reasonably likely to result in the conditions set forth in either
Section 5.1(a) or Section 5.1(b) not being satisfied, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Seller to Buyer;

          (c) subject to Section 4.8, by Buyer, if Buyer is not then in material breach of any term of this Agreement, upon written notice to Seller, upon a material breach of any representation, warranty or covenant of Seller contained in this Agreement which would be


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reasonably likely to result in the conditions set forth in either Section 5.2(a)
or Section 5.2(b) not being satisfied, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Buyer to Seller;

          (d) subject to Section 4.8, by Buyer, upon written notice to Seller, if there has occurred a Material Adverse Effect;

          (e) by Buyer or Seller, upon written notice to the other party, if a Governmental Authority or court of competent jurisdiction shall have issued any order, injunction, judgment or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement;

          (f) by Buyer or Seller at any time after January 15, 2008 (the "Outside Date"), upon written notice to the other party, if the Closing has not occurred as of such date and the party seeking termination is not then in breach of any of the terms of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

SECTION 7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no further liability or obligations hereunder on the part of any party hereto or their respective Affiliates except for the obligations of the parties pursuant to this Section 7.2, Section 4.3 and Article VIII; provided, however, that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to the time of such termination.

                        ARTICLE VIII - GENERAL PROVISIONS

SECTION 8.1. NOTICES. All notices, requests, claims, demands and other communications under this Agreement will be in writing and may be delivered personally, sent by overnight courier (providing proof of delivery) or via facsimile to the parties at the following addresses (or at such other address for a party as specified by like notice):

          (a)  if to Seller, to:

               Nova Holdings, LLC
               600 Unicorn Park Drive
               Woburn, MA 01801
               Attn: Jim Barbookles and Janet Barbookles
               Facsimile: 781-897-1219


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               with copy to:

               Goodwin Procter LLP
               Exchange Place
               Boston, MA 02109
               United States
               Attn: Robert E. Bishop
               Facsimile: (617) 523-1231

          (b)  if to Buyer, to:

               IDEX Corporation
               630 Dundee Road, Suite 400
               Northbrook, Illinois 60062
               Attn: Chief Executive Officer and General Counsel
               Facsimile: (847) 498-9123

               with copies to:

               Latham & Watkins LLP
               233 South Wacker Drive, Suite 5800
               Chicago, IL 60606
               Attn: Mark D. Gerstein
               Facsimile: (312) 993-9767

               and

               Hodgson Russ LLP
               One M & T Plaza, Suite 2000
               Buffalo, New York 14203
               Attn: John P. Amershadian
               Facsimile: (716) 849-0349

All such notices, requests, claims, demands and other communications shall be deemed delivered if received prior to 5:00 pm local time on a Business Day in the place of receipt or if delivered on a day other than a Business Day or after 5:00 pm local time on any Business Day, then on the next succeeding Business Day

SECTION 8.2. DISCLOSURE SCHEDULES. Certain information set forth in the Schedules referenced in Article II of this Agreement is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in such Schedules shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Seller. The section number headings in such Schedules correspond to the section numbers in this Agreement and any information disclosed in


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any section of the Schedules of a party in referenced in Article II shall be deemed to be disclosed and incorporated into any other section of the Schedules of such party, but only if and to the extent that the relevance of such disclosure as an exception to (or a disclosure for purposes of) such representations and warranties would be appropriate and reasonably apparent to a person who has read that disclosure and such representations and warranties.

SECTION 8.3. ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits hereto, and any documents executed by the parties simultaneously herewith or pursuant thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement (excluding the provisions of this Agreement), which shall survive the execution of this Agreement and any termination of this Agreement.

SECTION 8.4. AMENDMENT; WAIVERS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer and Seller, or in the case of a waiver, the party waiving compliance. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.5. ASSIGNMENT. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to any Person; provided that such transfer or assignment shall not relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

SECTION 8.6. NO AGREEMENT UNTIL EXECUTED. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed by the parties hereto.

SECTION 8.7. INTERPRETATION. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings


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ascribed to them herein, and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

SECTION 8.8. FEES AND EXPENSES. Except as otherwise set forth in this Agreement, each of Buyer, on the one hand, and Seller on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement; provided, however, that Buyer and Seller shall share equally any filing fees under the HSR Act incurred in connection with the transactions contemplated by this Agreement.

SECTION 8.9. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

SECTION 8.10. CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. Each of Seller and Buyer hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States federal courts located in the State of Delaware (the "Chosen Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of Seller and Buyer hereby agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

SECTION 8.11. MUTUAL DRAFTING. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should


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be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

SECTION 8.12. MISCELLANEOUS. This Agreement (a) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except with respect to Article VI) any rights or remedies hereunder and (b) may be executed in two or more counterparts which together shall constitute a single agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Time is of the essence with respect to the performance of this Agreement.

SECTION 8.13. SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

                  [Remainder of page intentionally left blank.]


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     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase
Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        BUYER:

                                        IDEX CORPORATION


                                        By: /s/ Frank J. Notaro
                                            ------------------------------------
                                        Name: Frank J. Notaro
                                        Title: Vice President


                                        SELLER:

                                        NOVA HOLDINGS, LLC


                                        By: /s/ James Barbookles
                                            ------------------------------------
                                        Name: James Barbookles
                                        Title: Chairman/CEO